EXECUTION COPY
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT
BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT
TREATS AS PRIVATE OR CONFIDENTIAL

AMENDED AND RESTATED
REINSURANCE AGREEMENT
by and among
ASPEN INSURANCE UK LIMITED,
ASPEN MANAGING AGENCY LIMITED for and on behalf of the UNDERWRITING MEMBER(S) OF LLOYD’S SYNDICATE 4711,
ASPEN BERMUDA LIMITED,
ASPEN AMERICAN INSURANCE COMPANY,
ASPEN SPECIALTY INSURANCE COMPANY,
ASPEN INSURANCE HOLDINGS LIMITED
(solely for the purposes of Sections 11.1, 13.2, 14.1, 16.3, 16.9, 16.12, 16.13 and 16.16)
and
CAVELLO BAY REINSURANCE LIMITED

Dated as of January 10, 2022

Table of Contents
i

AMENDED AND RESTATED REINSURANCE AGREEMENT
This AMENDED AND RESTATED REINSURANCE AGREEMENT, dated as of January 10, 2022 (this “Agreement”), is made by and among Aspen Insurance UK Limited, a company incorporated in England and Wales, Aspen Managing Agency Limited, a company incorporated in England and Wales, for and on behalf of the underwriting members(s) of Lloyd’s Syndicate 4711, Aspen Bermuda Limited, a company incorporated in Bermuda, Aspen American Insurance Company, a Texas-domiciled insurance company, Aspen Specialty Insurance Company, a North Dakota-domiciled insurance company (individually or collectively, “Aspen”), Aspen Insurance Holdings Limited, a company incorporated in Bermuda (“Aspen Parent”) (solely for the purposes of Sections 11.1, 13.2, 14.1, 16.3, 16.9, 16.12, 16.13 and 16.16) and Cavello Bay Reinsurance Limited, a Bermuda insurance company (the “Reinsurer”). Capitalized terms used but not otherwise defined herein have the respective meanings set forth in Section 1.1.
RECITALS
WHEREAS, Aspen has issued the Reinsured Policies constituting the Subject Business;
WHEREAS, pursuant to that certain Adverse Development Cover Agreement, dated as of March 2, 2020 and amended as of April 15, 2020 (as so amended, the “Original Agreement”), by and among the parties hereto, Aspen ceded, and the Reinsurer assumed, one hundred percent (100%) of the liability of Aspen for covered losses specified therein in excess of the agreed retention and up to the aggregate limit specified therein, subject to the agreed loss corridor and the other terms and conditions thereof;
WHEREAS, this Agreement shall, subject to the terms and conditions hereof (including Section 3.2(b)), amend and restate the Original Agreement in its entirety in order for Aspen to cede, and the Reinsurer to assume, one hundred percent (100%) of the liability of Aspen for all Covered Losses from and after the Effective Date, subject to the terms and conditions hereof; and
WHEREAS, the Parties desire that the terms of the Original Agreement remain in force and to continue to apply in their entirety, until the Closing in accordance with Section 3.2(b) below.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, Aspen, Aspen Parent (solely for the purposes of Sections 11.1, 13.2, 14.1, 16.3, 16.9, 16.12, 16.13 and 16.16) and the Reinsurer (each individually, a “Party” and collectively, the “Parties”) hereby agree as follows:
ARTICLE I

DEFINITIONS
1.1Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:
“Administrative Services Agreement” means an administrative services agreement to be entered into by and between certain Affiliates of Reinsurer (collectively, the “Administrator”) and Aspen and certain Affiliates of Aspen with respect to the administration of the Subject Business, which shall be based on the outline of terms attached hereto as Exhibit A and in a form reasonably acceptable to the Reinsurer and Aspen.

“Administrative Rights Triggering Event” shall have the meaning as set forth in Section 4.1(d).
“Affiliate” means, with respect to any Person, another Person that, directly or indirectly, controls, is controlled by, or is under common control with, such first Person, where “control,” including the terms “controlling,” “controlled by” and “under common control,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agent” means Aspen Parent.
“Agreement” has the meaning set forth in the Preamble.
“Agreed Reports” means (a) those internal presentations and reports in form and substance consistent with those provided by Aspen to the Reinsurer pursuant to the Original Agreement and (b) the additional reports described on Exhibit A as to be provided by Aspen to the Reinsurer or the Reinsurer to Aspen, as applicable, in each case, as may be modified from time to time following the Closing by mutual written consent of Aspen and the Reinsurer.
“Allocated Loss Adjustment Expenses” means all reasonable costs and expenses incurred by or on behalf of Aspen paid or payable on or after the Effective Date in connection with any investigation, appraisal, adjustment, audit, negotiation, settlement, litigation, defense or appeal that is allocable to an occurrence or claim made under or in connection with a Reinsured Policy, which shall include (a) outside retained adjusters’ fees, (b) attorneys’, experts’ and consultants’ fees in connection with coverage investigation or analysis and/or actual, anticipated or threatened actions, suits or proceedings, whether declaratory, coercive or otherwise, (c) costs levied in any claim, suit or proceeding (including court costs), (d) costs of supersedeas and appeal bonds, (e) subrogation, salvage and recovery expenses (incurred with respect to Recoverables), (f) to the extent incurred consistent with Aspen’s customary past practice prior to the Effective Date, interinsurer expense-related obligations arising from equitable contribution or similar claims, (g) to the extent incurred consistent with Aspen’s customary past practice prior to the Effective Date, fees (at cost) of staff counsel expressly charged with performing functions generally performed by outside counsel, (h) pre-judgment interest and (i) interest accruing after entry of judgment. Except as otherwise provided in this definition, Allocated Loss Adjustment Expenses shall not include salaries, benefits and expenses of Aspen’s (or any of its Affiliates’) employees and other overhead and office expenses of Aspen (or any of its Affiliates), and, for the avoidance of doubt, such costs shall be included in the definition of “ULAE.”
“Applicable Aspen Annual Investment Margin” means, as of any date of determination, a percentage equal to (a) 50%, multiplied by (b) (i) the Aspen Annual Investment Return for the applicable Crediting Interest Rate Period, minus (ii) 1.75%; provided that if the foregoing would result in the Applicable Aspen Annual Investment Margin being less than zero (0), then the Applicable Aspen Annual Investment Margin shall be equal to zero (0).
“Applicable Law” means any domestic or foreign, federal, state or local statute, law, ordinance or code, or any written rules or regulations, in each case applicable to any Party, and any Order applicable to any Party.
“Applicable Reserves” means, as of any date, all reserves (including case reserves and incurred-but-not-reported reserves, or provisions for losses, claims, benefits, and Allocated Loss Adjustment Expenses) of Aspen on a net basis allocable to the Subject Business as of such date, calculated in accordance with GAAP and consistent with Aspen’s practice since the closing under the Original Agreement. “Net basis” means gross reserves allocable to the Subject

Business, excluding any reserves for ULAE and any reserves for Extra Contractual Obligations (other than Reinsured Extra Contractual Obligations), less Third Party Reinsurance Recoverables, in each case as of the date of the determination.
“Aspen” has the meaning set forth in the Preamble.
“Aspen Annual Investment Return” means, with respect to each Crediting Interest Rate Period, the total return on the total investments and cash and cash equivalents of Aspen Parent and all of its subsidiaries during such Crediting Interest Rate Period, in each case, as set forth on the books and records of Aspen Parent. For the avoidance of doubt, such return shall include all net investment income and realized and unrealized gains and losses during each such respective period.
“Aspen Parent” has the meaning set forth in the Preamble.
“Base Crediting Interest Rate” means a rate of 1.75% per annum, compounded daily.
“Base Crediting Interest Rate Accrued Amount” means, with respect to any period, the amount of interest accrued on the applicable Prior Funds Withheld Account Balance Average if interest accrued on such amount at the Base Crediting Interest Rate.
“Books and Records” means originals or copies of all records and all other data and information (in whatever form maintained) in the possession or control of Aspen or its Affiliates to the extent relating to the Subject Business or the Reinsured Policies, including (a) administrative records, (b) claim records, (c) policy files, (d) sales records, (e) files and records relating to Applicable Law, (f) underwriting records and (g) accounting records, but excluding (i) Tax Returns and Tax records and all other information and data with respect to Tax, (ii) files, records, data and information with respect to employees, (iii) records, data and information with respect to any employee benefit plan, (iv) any materials or other information the disclosure or transfer of which would violate Applicable Law, (v) any materials prepared for the board of directors of Aspen and (vi) any internal drafts, opinions, valuations, correspondence or other materials prepared in connection with the negotiation, valuation and consummation of the transactions contemplated by this Agreement; provided, that the files, records, data and information referenced in clause (ii) or (iii) to the extent related to Transferring Employees shall be included in the definition of “Books and Records” following the mutual agreement of Aspen and the Reinsurer as to which employees of Aspen will become Transferring Employees and entry into the Administrative Services Agreement containing data processing and data sharing provisions reasonably acceptable to Aspen and the Reinsurer.
“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in New York, New York or Hamilton, Bermuda are required or authorized by law to be closed.
“Calculation Date” has the meaning set forth in Section 8.3(a).
“Claims” means any monetary demand, obligation, suit, occurrence (as defined in the applicable Reinsured Policy), loss (as defined in the applicable Reinsured Policy) or settlement, actual or alleged, arising out or in connection with the Reinsured Policies (including, for the avoidance of doubt, any extra contractual obligations for which Aspen is liable to an underlying reinsured under the terms of any Reinsured Policy assumed by Aspen from such underlying reinsured).
“Closing” has the meaning set forth in Section 3.2.

“Closing Date” has the meaning set forth in Section 3.2.
“Closing Statement” has the meaning set forth in Section 3.1(a).
“Confidential Information” has the meaning set forth in Section 16.2(d).
“Covered Losses” means those Claims payable by Aspen on or after the Effective Date with respect to the Subject Business, including all amounts payable in respect of Allocated Loss Adjustment Expenses, Reinsured Extra Contractual Obligations, and ex gratia payments for which the Reinsurer has provided its prior written consent or which are made by or at the express written direction of the Administrator; provided, that “Covered Losses” shall not include any Excluded Liabilities.
“Crediting Interest Rate Period” has the meaning set forth in Section 3.4(b).
“Damages” has the meaning set forth in Section 13.1.
“Disclosing Party” has the meaning set forth in Section 16.2(b).
“Disputed Item” has the meaning set forth in Section 8.3(a).
“Effective Date” means October 1, 2021.
“Effective Date Reserve Currency Split” has the meaning set forth in Section 3.5(a).
“Effective Time” means 12:01 a.m. Eastern time on the Effective Date.
“Eligible Assets” means cash (United States legal tender), certificates of deposit (issued by a United States bank and payable in United States legal tender) or investments that comply with the Investment Guidelines.
“Enforceability Exceptions” has the meaning set forth in Section 11.1(b).
“Estimated Initial Required Collateral Amount” has the meaning set forth in Section 3.1(a).
“Estimated New Reinsurance Premium” means an amount equal to (a) $3,160,000,000, minus (b) the Original Cash Premium, minus (c) the Estimated Roll-forward Amount, plus (d) the Estimated New Reinsurance Premium Accrued Interest, minus (e) the Estimated ULAE Reimbursement Amount.
“Estimated New Reinsurance Premium Accrued Interest” means an amount equal to the interest that would accrue on an amount equal to (a) $3,160,000,000, minus (b) the Original Cash Premium, minus (c) 50% of the Estimated Roll-forward Amount, minus (d) 50% of the Estimated ULAE Reimbursement Amount for the period beginning on the Effective Date and ending on the Closing Date if interest on such amount accrued at the Full Crediting Interest Rate.
“Estimated Roll-forward Amount” has the meaning set forth in Section 3.1(a).
“Estimated ULAE Reimbursement Amount” has the meaning set forth in Section 3.1(a).

“Excluded Liabilities” has the meaning set forth in Section 2.5.
“Existing Trust Accounts” means the Trust Accounts (as defined in the Original Agreement).
“Extra Contractual Obligations” means all liabilities and any other related expenses (including attorneys’ fees) arising out of or relating to the Reinsured Policies other than those arising under or relating to the express terms of and within the express limits of the Reinsured Policies, whether to principals, obligees, Governmental Authorities or any other Person, which liabilities and expenses shall include losses in excess of policy limits, consequential, compensatory, punitive, exemplary, special, statutory or regulatory damages (or fines, penalties, forfeitures or similar charges of a penal or disciplinary nature), in each case, not within the express terms and limits of the Reinsured Policies, or any other form of extra contractual damages or liabilities arising out of or relating to the Reinsured Policies, including those that arise from any alleged or actual act, error or omission, whether or not intentional, in bad faith or otherwise, including any act, error or omission relating to (a) the marketing, underwriting, production, sale, issuance, cancellation, termination, novation or administration of the Reinsured Policies, (b) the investigation, defense, trial, settlement or handling of Claims, benefits, or payments arising out of or relating to the Reinsured Policies or (c) the failure to pay, or the delay in payment of, Claims, benefits or any other payments due or alleged to be due under the Reinsured Policies.
“FATCA” has the meaning set forth in Section 15.2.
“Final Closing Statement” has the meaning set forth in Section 3.3(a).
“Full Crediting Interest Rate” means (a) for the period from and after October 1, 2021 until (and including) September 30, 2022, a rate of 1.75% per annum, compounded daily and (b) for any period beginning from and after October 1, 2022, a rate equal to 1.75% plus the Applicable Aspen Annual Investment Margin per annum, compounded daily.
“Full Crediting Interest Rate Accrued Amount” means, with respect to any period, the amount of interest accrued on the applicable Prior Funds Withheld Account Balance Average if interest accrued on such amount at the Full Crediting Interest Rate.
“Funds Withheld Account” has the meaning set forth in Section 3.1(a).
“Funds Withheld Account Balance” means, as of any date of determination, the balance of the Funds Withheld Account after giving effect to the crediting of the Full Crediting Interest Rate pursuant to Section 3.4.
“Funds Withheld Release Date” means the date on which the Parties agree in writing the Funds Withheld Account Balance shall be released to the Reinsurer, which shall (a) not occur later than September 30, 2025 and (b) be subject to the approval of the Reinsurer and 90 days’ advance written notice in the event that Aspen intends to release the Funds Withheld Account Balance earlier than September 30, 2025.
“GAAP” means U.S. generally accepted accounting principles, consistently applied.
“GDPR” means means the EU General Data Protection Regulation 2016/679 (“EU GDPR”) as implemented by countries within the EEA and the EU GDPR as retained as law in England and Wales by the European Union (Withdrawal) Act 2018 (as applicable to the processing).

“Governmental Authority” means any government, political subdivision, court, arbitrator, arbitration panel, mediator, mediation panel, board, commission, regulatory or administrative agency or other instrumentality thereof, whether federal, state, provincial, local or foreign and including any regulatory authority which may be partly or wholly autonomous and including Lloyd’s.
“Incident” has the meaning set forth in Section 16.2(e).
“Independent Actuary” has the meaning set forth in Section 8.3(a).
“Initial Required Collateral Amount” means an amount equal to (a) (i) $3,120,000,000 (representing the Applicable Reserves relating to the Covered Losses reinsured hereunder as of September 30, 2021), minus (ii) the Roll-forward Amount, multiplied by (b) 102%.
“Investment Guidelines” means the investments specified on Schedule 1.1 attached hereto. For the avoidance of doubt but subject to Section 8.1, the Investment Guidelines shall apply across the assets held in the Trust Accounts in total, rather than at the individual Trust Account level.
“Letters of Credit” means letters of credit posted by the Reinsurer for the benefit of Aspen to secure the Reinsurer’s obligations hereunder in a form and type, and from an institution, reasonably acceptable to Aspen and that satisfies in full all applicable requirements in order to allow the reinsured included in the definition of “Aspen” that is the beneficiary of such letter of credit to take full financial statement and regulatory credit for the reinsurance provided hereunder in all applicable jurisdictions.
“Lloyd’s” has the meaning set forth in Section 11.1(d).
“Market Value” means, as of any time and with respect to any asset, the fair market value thereof as of such time, as determined in accordance with the terms of the applicable Trust Agreement.
“Material Third Party Reinsurance Agreements” means, collectively, all Third Party Reinsurance Agreements as to which there were claim reserves, case-specific reserves for incurred but not reported claims, unearned premiums, refunds or policy reserves, in the aggregate, equal to or exceeding $10,000,000 as of September 30, 2021.
“Negative Adjustment Amount” has the meaning set forth in Section 3.3(d).
“New Reinsurance Premium” means an amount equal to (a) $3,160,000,000, minus (b) the Original Cash Premium, minus (c) the Roll-forward Amount, plus (d) the New Reinsurance Premium Accrued Interest, minus (e) the ULAE Reimbursement Amount.
“New Reinsurance Premium Accrued Interest” means an amount equal to the interest that would accrue on an amount equal to (a) $3,160,000,000, minus (b) the Original Cash Premium, minus (c) 50% of the Roll-forward Amount, minus (d) 50% of the ULAE Reimbursement Amount for the period beginning on the Effective Date and ending on the Closing Date if interest on such amount accrued at the Full Crediting Interest Rate.
“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Original Agreement” has the meaning set forth in the Recitals.

“Original Cash Premium” means $770,000,000.
“Outside Date” has the meaning set forth in Section 6.3.
“Party” or “Parties” has the meaning set forth in the Recitals.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, Governmental Authority or other entity.
“Personal Information” means (a) any information which relates to an identified or identifiable individual, or (b) “personal data,” “personal information,” “nonpublic personal information,” or other similar terms as defined by Privacy Laws.
“Positive Adjustment Amount” has the meaning set forth in Section 3.3(d).
“PRA” has the meaning set forth in Section 11.1(d).
“Premiums” means all premiums, retrospective premiums, considerations, deposits and other similar amounts paid or payable by policyholders, other insureds or reinsureds in respect of the Reinsured Policies; provided, however, “Premiums” shall not include any Third Party Reinsurance Recoverables or Recoverables.
“Prior Funds Withheld Balance Account Average” means, as of any date of determination, an amount equal to (a)(i) the Funds Withheld Account Balance as of the first day of the prior calendar quarter, plus (ii) the Funds Withheld Account Balance as of the last day of the prior calendar quarter, divided by (b) two (2).
“Privacy Laws” means any applicable data protection or privacy laws. It shall include, but not be limited to, as applicable: (a) the EU e-Privacy Directive 2002/58/EC (as amended) as implemented by countries within the European Economic Area (“EEA”); (b) the GDPR; (c) the UK Data Protection Act 2018 and the UK Privacy and Electronic Communications (EC Directive) Regulations 2003; (d) U.S. state and federal privacy, data protection, and data breach notification laws and regulations (including, but not limited to, the California Consumer Privacy Act, Cal. Civ. Code § 1798.100, et seq., Federal Trade Commission Act, 15 U.S.C. § 45, et seq., New York Department of Financial Services Cybersecurity Regulation, 23 N.Y.C.R.R. § 500, et seq., and the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801, et seq.); and/or (e) other laws that are similar to, equivalent to, successors to, or that are intended to or implement the laws that are identified in (a) through (d) above.
“Quarterly Report” means a report meeting the specifications set forth in Section 4.2(a).
“Receiving Party” has the meaning set forth in Section 16.2(b).
“Recoverables” has the meaning set forth in Section 9.2.
“Reinsured Extra Contractual Obligations” means those Extra Contractual Obligations (a) that arise from or are related to the handling of any Claim with respect to the Subject Business by the Reinsurer or its Affiliates from and after the Closing Date, (b) with respect to which Aspen has consulted with the Reinsurer after disclosing all relevant material information to the Reinsurer and prior to Aspen taking the course of conduct that gives rise to such Extra Contractual Obligations and with respect to which the Reinsurer has consented in writing to the course of conduct taken by Aspen, or Aspen has followed the express written direction of the Reinsurer, in each case, giving rise to such Extra Contractual Obligations or (c) any other Extra Contractual Obligation resulting from actions taken by the Reinsurer or its Affiliates.
“Reinsured Policies” means, collectively, each binder, certificate, policy, contract of insurance, treaty, reinsurance agreement or other written evidence of insurance written or assumed by Aspen on or prior to December 31, 2019.
“Reinsurer” has the meaning set forth in the Preamble.
“Reinsurer’s Limit” means an amount equal to (a) $3,570,000,000, plus (b) an amount equal to the aggregate amount of Reinsured Extra Contractual Obligations described under clause (a) or (c) of the definition of “Reinsured Extra Contractual Obligations,” minus (c) the Roll-forward Amount.
“Reinsurer’s Posted Collateral” has the meaning set forth in Section 8.1(b).
“Reinsurer’s Remaining Limit” means, as of any date of determination, an amount equal to (a) the Reinsurer’s Limit, less (b) the aggregate Ultimate Net Loss paid by the Reinsurer under this Agreement as of such date.
“Replacement Assets” has the meaning set forth in Section 8.4.
“Representative” means, with respect to any Person, a director, officer, employee, attorney or consultant of such Person or one of its Affiliates.
“Required Collateral Amount” means, as of any date, the Applicable Reserves relating to the Covered Losses reinsured hereunder multiplied by 102%; provided, however, that “Required Collateral Amount” shall not be deemed to require the Reinsurer to post collateral to the extent such posted collateral would exceed 102% of the Reinsurer’s Remaining Limit.
“Roll-forward Amount” means an amount equal to Ultimate Net Loss paid by or on behalf of Aspen during the period from (and including) October 1, 2021 to (and including) the Closing Date.
“SAP” means, as to any Person, the accounting principles prescribed by the Governmental Authority(ies) responsible for the regulation and/or supervision of insurance companies and/or Lloyd’s syndicates in the jurisdiction in which such Person is domiciled.
“Shared Personal Information” means any Personal Information that Aspen discloses, provides or otherwise makes available to the Reinsurer (either directly or indirectly) under or in connection with this Agreement.
“Subject Business” means the Reinsured Policies; provided, that “Subject Business” shall not include Claims arising out of the Reinsured Policies with dates of loss on or after January 1, 2020 (it being agreed and understood in the case of any continuous trigger losses, the date of loss shall be the inception date of the Reinsured Policy; provided, that with respect to any Reinsured Policy in force on January 1, 2020, such continuous trigger losses shall be shared proportionately between Aspen and the Reinsurer based on their respective time at risk).
“Tax” means any and all federal, state, foreign or local income, gross receipts, premium, capital stock, franchise, guaranty fund assessment, retaliatory, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, fee, duty, levy, custom, tariff, impost, assessment, obligation or charge of the same or of a similar nature to any of the foregoing, including any interest, penalty or addition thereto.
“Tax Return” means any report, estimate, extension request, information statement, claim for refund, or return relating to, or required to be filed in connection with, any Tax, including any schedule or attachment thereto, and any amendment thereof.
“Third Party Reinsurance Agreements” means ceded reinsurance related to the Subject Business other than (a) this Agreement and (b) for the avoidance of doubt, the Original Agreement.
“Third Party Reinsurance Recoverables” means recoverables under Third Party Reinsurance Agreements, when and as calculated in accordance with the terms of the applicable Third Party Reinsurance Agreement, with respect to the Subject Business, whether or not billed or collected, by or on behalf of Aspen, less any reinstatement premiums or other loss-triggered additional premiums paid under Third Party Reinsurance Agreements to the extent applicable to Covered Losses, and excluding any recoverables under Third Party Reinsurance Agreements to the extent attributable to Claims paid by Aspen prior to the Effective Date or other amounts paid by Aspen prior to the Closing Date and excluded pursuant to Section 2.5(a). For the avoidance of doubt, any reinstatement premiums or other loss-triggered additional premiums paid under Third Party Reinsurance Agreements to the extent applicable to Covered Losses are for the account of the Reinsurer and may result in the value of the Third Party Reinsurance Recoverables determined in respect of a period being equal to or less than zero (0).
“Transferring Employees” has the meaning set forth on Exhibit A.
“Transaction Agreements” means this Agreement and the other agreements to be entered into in connection with the transactions contemplated by this Agreement as described herein, including each Trust Agreement and the Administrative Services Agreement.
“True-up Dispute Cooling-Off Period” has the meaning set forth in Section 3.3(c).
“True-Up Dispute Notice” has the meaning set forth in Section 3.3(b).
“Trust Account” means any account established pursuant to a Trust Agreement.
“Trust Agreement” means any trust agreement (or other relevant security and custody agreements) to be entered into by and among the Reinsurer, as grantor, a reinsured included in the definition of “Aspen”, as beneficiary, and the Trustee for purposes of providing security for the Reinsurer’s obligations under this Agreement with respect to such reinsured, which shall be substantially in the forms referred to in Exhibit B; provided, that such form shall be amended to the extent reasonably required and reasonably acceptable to the Reinsurer and Aspen to take account of relevant applicable rules and guidance of Governmental Authorities and to ensure that it satisfies in full all applicable requirements in order to allow the reinsured included in the definition of “Aspen” that is the beneficiary of such trust account (or secured party under or in connection with such relevant security and custody agreements) to take full financial statement and regulatory credit for the reinsurance provided hereunder in all applicable jurisdictions (including, without limitation, the jurisdictions in which the relevant reinsured has a branch office that may require localization of assets).
“Trustee” means The Bank of New York Mellon or another trustee and/or custodian reasonably acceptable to the Reinsurer and Aspen.

“ULAE” means unallocated loss adjustment expenses and similar unallocated expenses, including the salaries, benefits and expenses of Aspen’s (or any of its Affiliates’) employees and other overhead and office expenses (except for fees of staff counsel expressly included in the definition of “Allocated Loss Adjustment Expenses”).
“ULAE Reimbursement Amount” means an amount determined pursuant to Schedule 1.2 hereto.
“Ultimate Net Loss” means the sum of (a) Covered Losses actually paid by or on behalf of Aspen, less (b) Recoverables collected by or on behalf of Aspen, less (c) Third Party Reinsurance Recoverables, less (d) Premiums collected by or on behalf of Aspen on or after the Effective Date.
The terms “controller”, “data subject”, “personal data breach”, “processing”, and “supervisory authority” shall have the same meanings ascribed to them under the GDPR.
ARTICLE II

REINSURANCE CEDED
1.1Reinsurance Coverage. Subject to the terms and conditions of this Agreement, from and after the Closing, the Reinsurer shall pay, on the terms and subject to the conditions and limitations set forth in this Agreement, Aspen for all Ultimate Net Loss up to the Reinsurer’s Limit. For avoidance of doubt, in no event shall the Reinsurer be required (i) to make aggregate payments under this Agreement in respect of Ultimate Net Loss in excess of the Reinsurer’s Limit or (ii) to make aggregate payments (including, for this purpose, by posting collateral) under this Agreement in respect of Ultimate Net Loss in excess of 102% of the Reinsurer’s Limit.
1.2Follow the Fortunes. Except as expressly set forth in Section 2.5, the Reinsurer’s liability under this Agreement for Covered Losses shall attach simultaneously with that of Aspen and the attachment of the Reinsurer’s liability thereto, and all reinsurance with respect to which the Reinsurer shall be liable shall be subject in all respects to the same risks, terms, rates, conditions, interpretations and waivers, and, subject to the terms of this Agreement, to the same good faith modifications, alterations, and cancellations, as are the Reinsured Polices to which liability under this Agreement attaches. The true intent of this Agreement being that the Reinsurer shall, in each and every case to which liability under this Agreement attaches, follow the fortunes and settlements of Aspen, and the Reinsurer shall be bound, without limitation, by all payments and settlements entered into by or on behalf of Aspen, subject to the terms, conditions and provisions set forth herein. All of Aspen’s liability as determined by a court or arbitration panel or arising from a judgment, settlement, compromise, adjustment, or commutation of claims or losses under the Subject Business, including payments involving coverage issues involving the Reinsured Policies included within the Subject Business, and/or the resolution of whether such claims or losses are required by Applicable Law or Governmental Authority to be covered (or not to be excluded), shall, subject to the terms of this Agreement, be binding on the Reinsurer regardless of whether such court or arbitrational determination, judgment, settlement, compromise, adjustment or commutation is in respect of a liability recognized by or contrary to the governing law of this Agreement.
1.3Contract Changes. Pursuant to the terms and conditions set forth in this Agreement, the Reinsurer shall reinsure any Covered Losses resulting from any changes in the terms or conditions of any Reinsured Policy that are required by Applicable Law or any Governmental Authority or that are made in compliance with Section 10.4, in each case, on or after the Effective Time.

1.4Territory. The reinsurance provided under this Agreement shall be coextensive with the territory of the Reinsured Policies.
1.5Exclusions. Notwithstanding any provision of this Agreement to the contrary, Covered Losses and the reinsurance under this Agreement shall not include:
(a)Any sum paid prior to the Closing Date in settlement or payment of any liability or obligation arising from any of the Reinsured Policies (provided, however, that the foregoing exclusion shall not operate to limit the Roll-forward Amount);
(b)For the avoidance of doubt, insurance liabilities acquired or assumed by Aspen following the Effective Date;
(c)ULAE (provided, however, that the foregoing exclusion shall not operate to limit the ULAE Reimbursement Amount);
(d)Any Taxes imposed on or payable by or on behalf of Aspen (except liabilities of Aspen pursuant to the express terms of the Reinsured Policies);
(e)Any amounts payable under Third Party Reinsurance Agreements (for the avoidance of doubt, certain amounts payable under Third Party Reinsurance Agreements are, to the extent set forth in the definition of “Third Party Reinsurance Recoverables,” for the Reinsurer’s account);
(f)Any ex gratia payments made by or on behalf of Aspen on or after the Effective Date, unless (i) the Reinsurer has given its prior written consent to such ex gratia payments or (ii) such ex gratia payment is made by or at the express written direction of the Administrator under the Administrative Services Agreement; and
(g)Any Extra Contractual Obligations other than Reinsured Extra Contractual Obligations (collectively, (a)-(g), “Excluded Liabilities”).
1.6Sanctions Exclusions. The Reinsurer will not be liable to provide any coverage or make any payment hereunder if to do so would be in violation of any sanctions Applicable Law that would expose the Reinsurer or any of its Affiliates to any sanctions, prohibition, restriction or penalty under such sanctions Applicable Law.
ARTICLE III

REINSURANCE CONSIDERATION
1.1Reinsurance Premium.
(a)No later than five (5) Business Days prior to the anticipated Closing Date, Aspen shall deliver to the Reinsurer a statement in the form of Schedule 3.1(a) (the “Closing Statement”) hereto setting forth its good faith estimate of (i) the Estimated New Reinsurance Premium (including the Estimated New Reinsurance Premium Accrued Interest, the Roll-forward Amount and the ULAE Reimbursement Amount used to calculate the Estimated New Reinsurance Premium (the “Estimated Roll-forward Amount” and the “Estimated ULAE Reimbursement Amount,” respectively)) and (ii) the Initial Required Collateral Amount (the “Estimated Initial Required Collateral Amount”), in each case, as of the Closing Date. On the Closing Date, Aspen shall pay the Reinsurer the Estimated New Reinsurance Premium by establishing a funds withheld account on its books and records, which shall be clearly designated as a notional account on the books and records of Aspen for the benefit of the Reinsurer (the

“Funds Withheld Account”) with an initial balance equal to the Estimated New Reinsurance Premium. Aspen shall, in its sole discretion, determine how to allocate the initial Funds Withheld Account Balance among the reinsureds included in the definition of “Aspen.”
(b)All amounts held in the Existing Trust Accounts to secure the Reinsurer’s obligations under the Original Agreement shall remain in such Existing Trust Accounts or be deposited into the new Trust Accounts as of the Closing Date, in either case, to secure the Reinsurer’s obligations under this Agreement. For the avoidance of doubt, the Parties acknowledge that such funds originated from the premium paid under the Original Agreement pursuant to which the Reinsurer assumed a portion of the liabilities being ceded pursuant to this Agreement and, as such, remain premium paid to the Reinsurer (including for U.S. federal tax purposes, except to the extent otherwise required by Applicable Law).
(c)The Reinsurer shall be permitted to instruct any bank issuing a Letter of Credit in support of its obligations under the Original Agreement to redesignate such Letter of Credit as of the Closing Date as being issued in support of the Reinsurer’s obligations under this Agreement and Aspen shall provide any consent or other cooperation reasonably required to effect such redesignation. For the avoidance of doubt, the Parties acknowledge that as of the Closing Date, Aspen shall have no right to, and shall not, draw on any Letter of Credit issued in respect of the Original Agreement and not redesignated as being issued in support of the Reinsurer’s obligations under this Agreement.
(d)On the Closing Date, the Reinsurer shall, to the extent necessary, deposit into the Trust Accounts (in accordance with any allocation provided by Aspen), or provide a Letter of Credit with a face amount equal to, an amount such that, following such deposit or Letter of Credit being provided and after giving effect to the transactions contemplated by Section 3.1(a), (b) and (c), the Reinsurer’s Posted Collateral equals the Estimated Initial Required Collateral Amount. In the event the Reinsurer’s Posted Collateral would exceed the Estimated Initial Required Collateral Amount on the Closing Date, Aspen shall reduce the Funds Withheld Account by the amount of such excess and pay such amount to Reinsurer by wire transfer of immediately available funds.
(e)As additional consideration for the reinsurance provided herein, Aspen shall apply for the benefit of the Reinsurer one hundred percent (100%) of any Recoverables actually received or collected with respect to Covered Losses by or on behalf of Aspen on or after the Effective Date.
1.2Closing and Effectiveness.
(a)Unless otherwise agreed by Aspen and the Reinsurer, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the Business Day after all of the conditions set forth in Sections 12.1 and 12.2 are satisfied or waived by the Party or Parties entitled to waive the same (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at Closing) at the offices of Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019, unless another date, time or place is agreed by the Parties. If and when the Closing is effected, the Parties’ rights and obligations under this Agreement shall commence on the Closing Date but shall be effective as of the Effective Date, as set forth herein. Notwithstanding the foregoing, the Closing may occur at such other place, at such other time or on such other date as Aspen and the Reinsurer may mutually agree. Aspen and the Reinsurer agree that the Closing may take place by conference call and electronic or facsimile delivery of signature pages. The date on which the

Closing takes place is referred to herein as the “Closing Date.” The Closing shall be deemed to have occurred at 12:01 a.m., Eastern Time, on the Closing Date.
(b)Notwithstanding anything to the contrary set forth herein:
(i)the terms of the Original Agreement shall continue to apply until the Closing, at which time the terms of the Original Agreement shall no longer apply; and
(ii)the terms of this Agreement shall not apply until the Closing; provided, however, that the terms of the following shall apply from and after the date hereof: Sections 1.1 (to the extent necessary to give effect to the following Sections and Articles), 3.1(a), 3.2, 4.1(b), 4.1(c), 4.1(e), 4.2(a), 6.2, 6.3, 10.2, 10.3, 10.5, 10.6, 11.1 and 11.2 and ARTICLE XII, ARTICLE XIII, ARTICLE XIV, ARTICLE XV and ARTICLE XVI.
1.3Post-Closing Adjustment.
(a)No later than forty-five (45) days following the Closing Date, Aspen shall deliver to the Reinsurer a detailed statement in the same form as the Closing Statement (the “Final Closing Statement”) setting forth Aspen’s good faith calculation of (i) the New Reinsurance Premium (including the New Reinsurance Premium Accrued Interest, the Roll-forward Amount and the ULAE Reimbursement Amount) and (ii) the Initial Required Collateral Amount, in each case, as of the Closing Date, together with all accounting, actuarial and other data and documentation reasonably necessary for the Reinsurer to review Aspen’s proposed final calculations of such amounts.
(b)Upon receipt of the Final Closing Statement, the Reinsurer and its authorized Representatives will be given reasonable access to all accounting, actuarial and other data and documentation related to the preparation of the Final Closing Statement for the purpose of, and to the extent reasonably necessary for, verifying the Final Closing Statement; provided, that no independent accountants or independent actuaries of Aspen shall be required to make any work papers available to the Reinsurer unless the Reinsurer has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such independent accountants or independent actuaries, as applicable. Within forty-five (45) days of the Reinsurer’s receipt of the Final Closing Statement, the Reinsurer may deliver written notice (the “True-Up Dispute Notice”) to Aspen of any objections, specifying in reasonable detail any contested amounts and the basis therefor, which the Reinsurer may have to the Final Closing Statement. The failure of the Reinsurer to deliver such True-Up Dispute Notice within the prescribed time period will constitute the Reinsurer’s acceptance as final of the Final Closing Statement as determined by Aspen. Any amounts not disputed in the True-Up Dispute Notice (if one is delivered) shall be deemed to be accepted by the Reinsurer as final, except to the extent that such amounts are affected by any disputed amounts.
(c)If Aspen and the Reinsurer are unable to resolve all disagreements with respect to the Final Closing Statement within thirty (30) days following Aspen’s receipt of a True-Up Dispute Notice (the “True-up Dispute Cooling-Off Period”), the items and amounts in dispute shall be submitted for review to the Independent Actuary for final determination within forty-five (45) days after such submission. The Independent Actuary shall decide all matters relating to the procedures to be followed for resolution of the dispute, including those relating to the submission and receipt of information and documents; provided, however, that at the request of either Aspen or the Reinsurer, a meeting shall be held at which the Parties may present their views, that both Aspen and the Reinsurer shall have equal access to the Independent Actuary, and that all information and documents which either Party delivers or makes available to the

Independent Actuary shall be furnished to the other Party as well. The review by the Independent Actuary shall be limited solely to the disputed items (and any items affected thereby) and amounts in the True-Up Dispute Notice that remain unresolved. Any determination by the Independent Actuary shall not be outside the range defined by the respective amounts in the Final Closing Statement and the True-Up Dispute Notice, and such determination shall be final and binding upon, and non-appealable by, the Parties and their respective successors and assigns for all purposes of this Agreement, and not subject to collateral attack for any reason absent manifest error or fraud. The fees and expenses of the Independent Actuary arising from such arbitration shall be paid by the Parties pro rata based on where the Independent Actuary’s determination of the New Reinsurance Premium falls in comparison to the amount claimed by Aspen in the Final Closing Statement and the amount claimed by the Reinsurer in the True-Up Dispute Notice.
(d)If the New Reinsurance Premium as finally determined pursuant to this Section 3.3 is (i) greater than the Estimated New Reinsurance Premium (such difference, a “Positive Adjustment Amount”), then Aspen shall pay to the Reinsurer (or to the applicable Trust Accounts, to the extent that the Reinsurer’s Posted Collateral is less than the Initial Required Collateral Amount), by wire transfer of immediately available funds to one or more accounts designated in writing by the Reinsurer, the Positive Adjustment Amount within five (5) Business Days following final determination of the New Reinsurance Premium pursuant to this Section 3.3 or (ii) less than the Estimated New Reinsurance Premium (the absolute value of such difference, a “Negative Adjustment Amount”), then Aspen shall reduce the Funds Withheld Account Balance by the Negative Adjustment Amount.
1.4Funds Withheld Account Interest and Release.
(a)During the period from the Closing Date to the Funds Withheld Release Date, interest shall accrue daily on the Funds Withheld Account Balance at the Full Crediting Interest Rate, calculated for each calendar quarter using the applicable Prior Funds Withheld Account Balance Average.
(b)Beginning with the period beginning on the Closing Date and ending on September 30 following the Closing Date and continuing for each twelve- (12) month period ending on September 30 thereafter (each such period, a “Crediting Interest Rate Period”):
(i)within five (5) Business Days of the end of any calendar quarter ending within such Crediting Interest Rate Period, the Base Crediting Interest Rate Accrued Amount with respect to such calendar quarter (or shorter, if applicable) shall be paid from the Funds Withheld Account to the Reinsurer; and
(ii)within forty-five (45) calendar days of the end of such Crediting Interest Rate Period, the amount (if any) by which the (A) the Full Crediting Interest Rate Accrued Amount for such Crediting Interest Rate Period exceeds (B) the Base Crediting Interest Rate Accrued Amount for such Crediting Interest Rate Period shall be paid from the Funds Withheld Account to the Reinsurer.
(c)On the Funds Withheld Release Date, Aspen shall pay to the Reinsurer (or, at the direction of the Reinsurer, deposit into one or more Trust Accounts) an amount equal to the Funds Withheld Account Balance as of such date (with such amount denominated in currencies in accordance with the breakdown of currencies of the Applicable Reserves underlying the most recently determined Required Collateral Amount) and, following such payment, Aspen shall have no further obligation to maintain the Funds Withheld Account.

1.5Reinsurance Premium Currency Allocation.
(a)Aspen represents and warrants to the Reinsurer that Schedule 3.5 hereto sets forth a breakdown of the currencies in which the Applicable Reserves relating to the Covered Losses reinsured hereunder as of September 30, 2021 were held by Aspen (the “Effective Date Reserve Currency Split”).
(b)Notwithstanding anything to the contrary set forth herein:
(i)the Estimated New Reinsurance Premium allocated to the Funds Withheld Account pursuant to Section 3.1(a) shall be denominated in currencies in accordance with the Effective Date Reserve Currency Split as adjusted to account for the Ultimate Net Loss paid by or on behalf of Aspen during the period from (and including) October 1, 2021 to (and including) the Closing Date (including accounting for the currencies in which such Ultimate Net Loss was paid); and
(ii)for so long as the Funds Withheld Account is maintained, promptly following the final determination of the Required Collateral Amount in accordance with Section 8.3(a) each calendar quarter, Aspen shall cause, after giving effect to the currencies in which the Ultimate Net Loss incurred in such calendar quarter was paid (and any reduction in the assets held in the Funds Withheld Account in connection therewith pursuant to this Agreement, including Section 4.4(a)), the Funds Withheld Account to be denominated in currencies in accordance with the breakdown of currencies of the Applicable Reserves underlying such Required Collateral Amount.
ARTICLE IV

ADMINISTRATION AND REPORTS
1.1Administration.
(a)At the Closing Date or as soon as reasonably practicable thereafter, the Reinsurer and Aspen will, or will cause their respective Affiliates to, enter into the Administrative Services Agreement pursuant to which the Administrator, on the one hand, and Aspen or its Affiliates, on the other hand, will each provide certain administrative services with respect to the Subject Business as described on Exhibit A. Without limiting the provisions of the Administrative Services Agreement, in the event the Administrator reasonably requests a power of attorney to administer the Subject Business, Aspen shall, to the extent not precluded by Applicable Law, execute and deliver to the Administrator a limited power of attorney solely for the purposes of the administration of the Subject Business pursuant to the Administrative Services Agreement, in customary form.
(b)Until the Administrative Services Agreement has been entered into by the parties thereto, Aspen shall cause the Subject Business to be administered in accordance with Schedule 4.1(b).
(c)Between the date hereof and the date on which the Administrative Services Agreement has been entered into by the parties thereto, (i) Aspen and the Reinsurer shall negotiate the terms of the Administrative Services Agreement in good faith and consistent with the terms set forth on Exhibit A, and (ii) Aspen or the Reinsurer, as applicable, shall provide the Agreed Reports and Aspen shall provide the transition related services to the Reinsurer and the Administrator set forth on Exhibit A.

(d)If, as of the end of any calendar quarter, (i) the Ultimate Net Loss paid by or on behalf of Aspen plus the Roll-forward Amount is an amount equal to or greater than $3,000,000,000, and (ii) as of the end of such calendar quarter and each of the two (2) prior calendar quarters, the Ultimate Net Loss paid by or on behalf of Aspen plus the Roll-forward Amount plus the Applicable Reserves is an amount equal to or greater than $3,650,000,000 (together, an “Administrative Rights Triggering Event”), Aspen shall be entitled to, at Aspen’s election, assume the administrative services required to be performed by the Administrator under the Administrative Services Agreement or hire a third-party administrator to assume such services. Following any such election by Aspen following an Administrative Rights Triggering Event, the Administrator and the Reinsurer shall cooperate and work in good faith to transition such services to Aspen or such third-party administrator, including transitioning any data and documents in the Administrator’s possession or under its control that are reasonably necessary to perform such services and shall, if requested by Aspen, negotiate in good faith a transition services agreement between the Administrator and Aspen or such third-party administrator in order for the Administrator to provide reasonable services for a reasonable period of time in order to transition administration of the Subject Business to Aspen or such third-party administrator.
(e)Each Party shall use its commercially reasonable efforts to cooperate with the other Party as reasonably requested by such other Party in connection with the administration of the Subject Business as contemplated by this Section 4.1, and take such further actions and execute such further documents and agreements as may be necessary to carry out the purpose and intent of this Section 4.1.
1.2Reports.
(a)Within thirty (30) days of the end of each calendar quarter, Aspen shall provide the Reinsurer with a report in respect of the Subject Business in substantially the same form as the quarterly reports delivered by Aspen under the Original Agreement (a “Quarterly Report”), and which shall include the following quarterly information with respect to the Subject Business (which information shall include a breakdown by currency, as applicable): (i) gross and net paid Covered Losses, (ii) gross and net outstanding case reserves for Covered Losses and gross and net outstanding IBNR reserves for Covered Losses, (iii) applicable reinsurance, subrogation, salvage or other recoveries, (iv) Aspen’s cumulative net paid Covered Losses since the Effective Time, (v) any amounts withdrawn by Aspen from the Funds Withheld Account, any Trust Account or drawn on any Letters of Credit or other form of collateral posted by the Reinsurer, if applicable, (vi) the investment analysis report in connection with the total investments and cash and cash equivalents of Aspen Parent and all of its subsidiaries, and (vii) any amounts due from the Reinsurer pursuant to this Agreement.
(b)Actuaries from the Parties shall meet at least quarterly to discuss the data quality provided by Aspen and the Reinsurer, as applicable, any modifications to the data segmentation or reporting systems, any changes in claims practices and such other information as they mutually agree during the term of this Agreement.
(c)Within forty-five (45) calendar days of the end of each Crediting Interest Rate Period, Aspen shall provide to the Reinsurer a statement of the Aspen Annual Investment Return as of the end of such Crediting Interest Rate Period certified by the chief financial officer, chief investment officer, capital management officer or chief executive officer of Aspen Parent as being determined in accordance with the definition of “Aspen Annual Investment Return” set forth herein. Such statement shall include a summary of the portfolio underlying the Aspen Annual Investment Return.

(d)Without limiting the terms of this ARTICLE IV, Aspen shall provide to Reinsurer such periodic accounting and other reports with respect to the Subject Business and the liabilities reinsured hereunder as the Reinsurer may reasonably request.
1.3Quarterly Report.
(a)Any balance due by the Reinsurer as set forth in a Quarterly Report shall be remitted by the Reinsurer (including by the Reinsurer directing Aspen to reduce the Funds Withheld Account Balance by such balance) within forty-five (45) days of its receipt of such Quarterly Report. For the avoidance of doubt, any disputes with respect to a Quarterly Report shall be subject to the dispute resolution provisions of the Administrative Services Agreement and the other applicable provisions of this Agreement.
(b)In addition to the payments set forth in Section 4.3(a), upon the mutual written agreement of Aspen and the Reinsurer, an interim payment amount may be calculated by Aspen and provided to the Reinsurer. The net amount due with respect to any such interim payment amount shall be paid by the Reinsurer to Aspen, and shall be reflected in the applicable Quarterly Report for the applicable calendar quarter.
1.4Remittances.
(a)Notwithstanding anything to the contrary set forth herein, any amounts owed by the Reinsurer hereunder may be satisfied by draws by Aspen from the Funds Withheld Account, the Trust Accounts or the Letters of Credit or any other collateral provided by the Reinsurer pursuant to ARTICLE VIII, and the Reinsurer shall have no obligation to pay settlements hereunder to the extent of amounts so drawn; provided, however, that (i) Aspen shall draw upon the amount held in the Funds Withheld Account (if any) in order to satisfy any amounts owed by the Reinsurer hereunder prior to drawing upon the Trust Accounts, the Letters of Credit or any other collateral provided by the Reinsurer pursuant to ARTICLE VIII and (ii) subject to the foregoing clause (i), to satisfy any amounts owed by the Reinsurer hereunder, Aspen shall draw upon assets denominated in the currency in which such amount is owed (to the extent such assets are available) prior to drawing upon assets denominated in a currency other than the currency in which such amount is owed. Without limiting the obligation of the Reinsurer to provide collateral as set forth in ARTICLE VIII, in no event shall the Reinsurer be obligated to settle balances due hereunder directly with Aspen until such collateral has been fully depleted.
(b)Except as otherwise set forth herein or in the Administrative Services Agreement, settlement with respect to amounts owed hereunder by the Reinsurer to Aspen in respect of Covered Losses and by Aspen to the Reinsurer in respect of Recoverables may be performed through the direct payment by the Reinsurer (or its Affiliates) of Covered Losses and direct receipt by the Reinsurer (or its Affiliates) of Recoverables on an ongoing basis as may be provided in the Administrative Services Agreement.
ARTICLE V

BOOKS AND RECORDS
1.1Access to Books and Records.
(a)From time to time Aspen shall: (i) allow the Reinsurer and its designees, upon reasonable notice and during normal business hours and subject to the rules applicable to visitors at Aspen’s offices, generally, the right to examine and make copies, at the Reinsurer’s expense, of any Books and Records of Aspen and (ii) allow the Reinsurer and its designees to interview Representatives of Aspen, in each case, for any reasonable purpose relating to this Agreement, including the Reinsured Policies and Covered Losses, including in connection with the Reinsurer’s preparation of regulatory and statutory filings and financial statements and, in each case, subject to the confidentiality provisions set forth in Section 16.2. Access to Aspen’s Representatives and Books and Records and other information shall not unreasonably interfere with the business operations of Aspen or its Affiliates, and shall otherwise be effectuated in a reasonable manner, giving effect to the size and scope of this transaction. The Parties acknowledge that they share a common interest with respect to any privileged matters set forth in the Books and Records of Aspen.
(b)Notwithstanding any other provision of this Agreement to the contrary, Aspen shall not be obligated to provide such access to any Books and Records, Representatives or other information if Aspen determines, in its reasonable judgment, that doing so would violate Applicable Law or a contract, agreement or obligation of confidentiality owing to a third-party, jeopardize the protection of any attorney-client privilege, or expose Aspen to liability for disclosure of sensitive or personal information. The Parties will work in good faith to develop protocols for providing access to Aspen’s Books and Records in such circumstances. In addition, the preparation of actuarial reports and analyses involves consultation with internal and external counsel, such that determinations of individual reserve levels including incurred-but-not reported reserves may disclose Aspen’s privileged determinations about the strengths of legal coverage defenses in individual matters. To protect such privilege, information on reserves and incurred-but-not reported reserves shall be provided in aggregate and rolled up views. The Parties will cooperate fully to protect such legal privilege to the greatest extent possible while providing reporting and substantiation for the reinsurance provided hereunder. Notwithstanding the foregoing, the Parties acknowledge and agree that they may share a common interest with respect to certain Books and Records and that, accordingly, to the extent they share such common interest, the Parties will cooperate to provide the Reinsurer with access to such Books and Records where such access would, if not for such common interest, jeopardize attorney-client privilege. Further, the Parties acknowledge and agree that the disclosure of Claims-related information to the Reinsurer in the ordinary course of a reinsurer-insured relationship shall not, absent legal advice to the contrary, be deemed to jeopardize the protection of any attorney-client privilege or expose Aspen to liability for disclosure of sensitive or personal information for purposes of this paragraph.
ARTICLE VI

DURATION AND TERMINATION
1.1Duration and Termination.
(a)This Agreement shall commence as of the Closing Date (provided that those provisions that, by their nature, are intended to commence as of the date hereof shall commence as of the date hereof) and continue in force until the earlier of the date on which (i) Reinsurer has paid aggregate Covered Losses equal to the Reinsurer’s Limit; (ii) Aspen’s liability under all of the Reinsured Policies has terminated or extinguished and all amounts due to Aspen under this Agreement with respect to such Reinsured Policies have been paid and (iii) this Agreement is terminated upon a commutation by the mutual written agreement of the Parties. In the event this Agreement is terminated in accordance with the preceding sentence or Section 6.1(b), unless otherwise agreed by the Parties, subject to the payment to Aspen by the Reinsurer of an agreed settlement amount in the event this Agreement is terminated pursuant to clause (iii) of the prior sentence or Section 6.1(b), the Reinsurer shall be entitled to (A) terminate any and all Letters of Credit, (B) the Funds Withheld Account Balance and all assets held in any Trust Account, which shall be released to the Reinsurer, and (C) 100% of all Recoverables owed to the Reinsurer pursuant to the terms hereof that remain outstanding as of the termination date of this

Agreement. All provisions hereof relating to collection or application of such Recoverables shall survive termination.
(b)Aspen may terminate this Agreement if (i) the Reinsurer fails to pay any undisputed amounts due and owing under this Agreement where such failure to pay has not been cured within fifteen (15) days following Aspen’s notification to the Reinsurer of such failure (and Aspen does not have access to sufficient collateral provided hereunder to pay or recover for such amount owing) or the Reinsurer fails to provide additional collateral as and when required by Section 8.2 or 8.3 (and Reinsurer has not remedied such failure within thirty (30) days of receiving written notice of such failure from Aspen), and/or (ii) the Reinsurer should at any time (whether voluntarily or otherwise) become insolvent or the subject of any liquidation, administration, rehabilitation, receivership, supervision, conservation or bankruptcy action or proceeding (whether judicial or otherwise) or the Reinsurer ceasing to meet its “Enhanced Capital Requirement” as stipulated by the framework of the applicable Governmental Authority of Bermuda (or, where amended or replaced, its equivalent); provided, however, that this Agreement shall terminate automatically in the event that the Reinsurer becomes subject to an order of liquidation, administration or rehabilitation or similar order of a non-United States jurisdiction (in the event of such an order, termination of this Agreement shall be on a clean-cut basis, with the Reinsurer liable on and as of the termination date for all of the Reinsurer’s obligations under this Agreement for (i) losses and expenses due from but not recovered from the Reinsurer, (ii) the reserves for losses and expenses reported and outstanding (case reserves) and (iii) the reserves for losses and expenses incurred but not reported (IBNR); provided, for the avoidance of doubt, Aspen shall offset any balances payable by it to the Reinsurer from such forgoing obligations under this Agreement). The Reinsurer may terminate this Agreement if Aspen fails to pay any undisputed amounts due and owing under this Agreement (including, but not limited to, failing to pay the Funds Withheld Account Balance on the Funds Withheld Release Date pursuant to Section 3.4(c)) where such failure to pay has not been cured within fifteen (15) days following the Reinsurer’s notification to Aspen of such failure and in the event of such a termination, termination of this Agreement shall be on a clean-cut basis, with the Reinsurer liable on and as of the termination date for all of the Reinsurer’s obligations under this Agreement for (i) losses and expenses due from but not paid by the Reinsurer, (ii) the reserves for losses and expenses reported and outstanding (case reserves) and (iii) the reserves for losses and expenses incurred but not reported (IBNR); provided, for the avoidance of doubt, the Reinsurer shall offset any ceded balances payable by Aspen to the Reinsurer from such forgoing obligations under this Agreement. For purposes of determining the payment to be made in connection with a termination of this Agreement in respect of reserves, the reserves shall be determined using Aspen’s historical practice for preparing such reserves and consistent with the definition of “Applicable Reserves”.
1.2Effect of Termination. Notwithstanding the other provisions of this ARTICLE VI, the terms and conditions of ARTICLE I, ARTICLE VI, ARTICLE XIII and the provisions of Sections 16.1, 16.3, 16.8, 16.9, 16.10 and 16.15 shall remain in full force and effect after the termination of this Agreement. Any Letter of Credit posted by the Reinsurer pursuant to this Agreement shall terminate upon the termination of this Agreement. In the event that this Agreement is terminated prior to the occurrence of the Closing, the Original Agreement shall continue in full force and effect in accordance with its terms.
1.3Outside Date. If the Closing has not occurred on or before the date that is nine (9) months following the date hereof (the “Outside Date”), then either Party may terminate this Agreement by written notice to the other Party; provided, however, that if the sole cause of the Closing not occurring by the Outside Date is the failure to receive all consents, approvals and authorizations of Governmental Authorities required to consummate the transactions contemplated hereby by the Outside Date, the Outside Date shall be automatically extended for an additional thirty (30) days; provided, further, that such right to terminate this Agreement shall not be available to a Party if the failure of the Closing to occur before the Outside Date was primarily due to the failure of such Party to perform any of its obligations under this Agreement.
ARTICLE VII

INSOLVENCY
1.1Insolvency of Aspen.
(a)The Reinsurer hereby agrees that in the event of the insolvency, liquidation or rehabilitation of Aspen or the appointment of a conservator, liquidator, receiver or statutory successor of Aspen, all amounts due to Aspen under this Agreement shall be payable by the Reinsurer to Aspen or any conservator, liquidator, receiver or statutory successor of Aspen on the basis of the claims allowed against Aspen by any court of competent jurisdiction or by any conservator, liquidator, receiver or statutory successor of Aspen having authority to allow such claims, without diminution because of that insolvency, liquidation, rehabilitation or appointment, or because the conservator, liquidator, receiver or statutory successor has failed to pay all or a portion of any claims. Payments by the Reinsurer as set forth in this Section 7.1 shall be made directly to Aspen or to its conservator, liquidator, receiver, or statutory successor, provided that such payment may be effected by draw on the amounts held in the Funds Withheld Account or other collateral and the Reinsurer shall be entitled to recoup amounts held by Aspen in the Funds Withheld Account or other collateral against the Reinsurer’s obligations to make any such payment, except (i) where this Agreement specifically provides another payee of such reinsurance in the event of the insolvency of Aspen, (ii) if applicable, as provided by Section 4118(a)(1)(A) and 1114(c) of the New York Insurance Law, (iii) where the Reinsurer, with consent of the direct insured(s), has voluntarily assumed such Reinsured Policy obligations of Aspen as direct obligations of the Reinsurer to payees under such Reinsured Policies in substitution for obligations of Aspen to the payees, or (iv) where provided otherwise under Applicable Law. Unless otherwise required by Applicable Law, under no circumstances shall the Reinsurer’s liability hereunder be accelerated or enlarged by the insolvency of Aspen.
(b)It is agreed and understood, however, that in the event of the insolvency of Aspen, the liquidator, receiver, conservator or statutory successor of Aspen shall give written notice to the Reinsurer of the pendency of a claim against Aspen for a Covered Loss within a reasonable period of time after such claim is filed in the insolvency, liquidation or rehabilitation proceedings and that during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to Aspen or its liquidator, receiver, conservator or statutory successor. It is further understood that the expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against Aspen as part of the expense of administration or liquidation to the extent of a proportionate share of the benefit that may accrue to Aspen solely as a result of the defense undertaken by the Reinsurer.
(c)This ARTICLE VII shall apply severally to each reinsured included in the definition of “Aspen.”
ARTICLE VIII

SECURITY
1.1Security.
(a)The Reinsurer shall take all steps necessary to permit each reinsured included in the definition of “Aspen” to obtain full financial statement and regulatory credit for the reinsurance provided hereunder in all jurisdictions applicable to such reinsured. In the event any of the provisions of this Agreement conflict with or otherwise fail to satisfy the requirements of the appropriate credit for reinsurance Applicable Laws and/or regulatory guidance or directives of any applicable jurisdiction, this Agreement shall be deemed amended to conform to the appropriate Applicable Laws and/or regulatory guidance or directives of such applicable jurisdiction; the intent of this Agreement being that each reinsured included in the definition of “Aspen” shall be permitted to realize full financial statement and regulatory credit for the reinsurance ceded to the Reinsurer under this Agreement at all times, and such collateral held shall be in an amount and form, shall be issued by or held by an acceptable entity, and shall otherwise comply, at all times, with the appropriate Applicable Laws and/or regulatory guidance or directives concerning credit for reinsurance and collateral required to be held for the benefit of each reinsured included in the definition of “Aspen”. Notwithstanding anything to the contrary set forth in this Agreement, the Reinsurer shall not, as of any date of determination, be required to provide an aggregate amount of collateral hereunder, whether through the Funds Withheld Account, the deposit of assets into the Trust Account, the posting of Letters of Credit or otherwise, in excess of the Required Collateral Amount as of such date of determination.
(b)The Reinsurer’s obligations under this Agreement may be secured, in whole or in part, by any form of collateral reasonably acceptable to Aspen that satisfies all applicable credit for reinsurance Applicable Laws and/or regulatory guidance or directives of all jurisdictions applicable to the relevant reinsured included in the definition of “Aspen” in order for such reinsured to receive full financial statement and regulatory credit for the reinsurance provided hereunder, which (subject to the foregoing) may include Letters of Credit, the Funds Withheld Account, or assets held in one or more Trust Accounts. As used herein, “Reinsurer’s Posted Collateral” means, as of any date of determination, the aggregate amount of (i) the balance of all Letters of Credit provided by the Reinsurer pursuant to this Agreement, (ii) the aggregate Market Value of the assets held in all Trust Accounts, (iii) the Funds Withheld Account Balance, and (iv) the aggregate amount of any other collateral provided by the Reinsurer for the benefit of a reinsured included in the definition of “Aspen” that satisfies the requirements set forth in this Section 8.1(b).
1.2Collateral Arrangements; Reinsurer’s Collateral Obligations.
(a)The Parties shall work together in good faith and use commercially reasonable efforts to put into place, as promptly as practicable following the Closing Date and no later than the Funds Withheld Release Date, collateral arrangements that satisfy the requirements set forth in Section 8.1(b) with respect to each reinsured included in the definition of “Aspen”, which may include entering into one or more Trust Agreements establishing one of more Trust Accounts for the sole benefit of one or more reinsureds included in the definition of “Aspen”. The Funds Withheld Account Balance shall initially be equal to the Estimated New Reinsurance Premium and the Reinsurer acknowledges that the Estimated New Reinsurance Premium will be held by Aspen on a funds withheld basis as collateral for the performance of the Reinsurer’s obligations hereunder. The Funds Withheld Account shall serve as a source of payment of the Reinsurer’s obligations to Aspen hereunder. Aspen shall not, and shall cause its Affiliates not to, (i) grant or cause to be created in favor of any Person any security interest whatsoever in the Funds Withheld Account or any assets therein and (ii) use any of the assets in the Funds Withheld Account to provide other security in respect of the Reinsured Policies or otherwise. Five (5) days prior to the Closing Date, Aspen will provide to the Reinsurer a breakdown prepared in good faith of the Applicable Reserves attributable to each reinsured included in the definition of “Aspen” as of the calendar quarter immediately preceding the Closing Date. The Reinsurer will fund its collateral obligations to each such reinsured hereunder in proportion to the breakdown of Applicable Reserves attributable to such reinsured, subject in all events to the additional terms and conditions set forth in this ARTICLE VIII.

(b)In accordance with the terms set forth herein and in any Trust Agreement, and subject to the provisions of Section 8.6 and Section 8.7, the Reinsurer shall ensure that the Reinsurer’s Posted Collateral is greater than or equal to the Required Collateral Amount, if any, as of a date of determination.
(c)The Reinsurer, prior to depositing assets with any Trustee, shall execute assignments or endorsements in blank, or transfer legal title to such Trustee of all shares, obligations or other assets requiring assignments so that such Trustee, upon the direction of the applicable reinsured included in the definition of “Aspen”, may negotiate such assets without consent or signature from the Reinsurer or any other Person.
1.3Ongoing Collateral Obligations.
(a)Within thirty (30) calendar days following the end of each calendar quarter, beginning with the calendar quarter in which the Closing Date occurs, Aspen shall deliver to the Reinsurer a quarterly funding report calculating the Required Collateral Amount as of the end of such calendar quarter (the last day of each calendar quarter, the “Calculation Date”), together with a breakdown prepared in good faith of the Applicable Reserves attributable to each reinsured included in the definition of “Aspen”, prepared by Aspen. The funding reports shall contain sufficient detail for the Reinsurer to confirm the calculation of the Applicable Reserves, the Required Collateral Amount and the breakdown of the Applicable Reserves attributable to each reinsured included in the definition of “Aspen.” In the event the Reinsurer disagrees with any matters set forth in the funding report, within fifteen (15) days following receipt of the funding report, the Reinsurer shall deliver to Aspen a notice of disagreement specifying in reasonable detail each item it disputes (each, a “Disputed Item”). If the Reinsurer does not deliver a notice of disagreement within such fifteen (15) day period, then the Required Collateral Amount set forth in the funding report shall be final and binding. If the Reinsurer timely submits a notice of disagreement, the Parties shall negotiate in good faith to resolve the Disputed Items for five (5) days following receipt by Aspen of such notice of disagreement. If the Parties cannot resolve the Disputed Items within such five (5) day period, the Parties shall submit the Disputed Items to a mutually acceptable, independent actuarial firm (“Independent Actuary”), with an international reputation, to resolve the Disputed Items. Each Party shall furnish to the Independent Actuary such work papers, books, records and documents and other information pertaining to the Disputed Items as the Independent Actuary may request. The Independent Actuary shall issue its written determination with respect to each of the Disputed Items within ten (10) days after such matters are submitted to the Independent Actuary for review. The costs and expenses of the Independent Actuary shall be split evenly between Aspen and the Reinsurer. The determination by the Independent Actuary shall be binding on the Parties with respect to the Disputed Items solely for the purposes of establishing the applicable Required Collateral Amount.
(b)If the Required Collateral Amount, as determined in accordance with Section 8.3(a), for any calendar quarter exceeds the Reinsurer’s Posted Collateral (determined as of the applicable Calculation Date), the Reinsurer shall, within five (5) calendar days after determination of the Required Collateral Amount pursuant to Section 8.3(a), (i) pay an amount in cash to Aspen for deposit into the Funds Withheld Account or (ii) provide additional collateral in a form reasonably acceptable to Aspen that satisfies the requirements set forth in Section 8.1, in either case such that the Reinsurer’s Posted Collateral equals or exceeds the Required Collateral Amount. For the avoidance of doubt, the Reinsurer shall not be required to post collateral that, in the aggregate, exceeds the Required Collateral Amount and in no event shall the Reinsurer be required to post collateral to the extent such posted collateral plus the aggregate Ultimate Net Loss paid by the Reinsurer under this Agreement would exceed 102% of the Reinsurer’s Limit.

1.4Substitution of Trust Assets. The Reinsurer may substitute or exchange assets in any Trust Account, provided (i) any assets to be so substituted or exchanged (the “Replacement Assets”) are Eligible Assets, (ii) the Replacement Assets are deposited in such Trust Account on the day of the substitution or exchange and (iii) the aggregate Market Value of the Replacement Assets is at least equal to the aggregate Market Value of the assets being removed from such Trust Account. The Reinsurer shall also be permitted to withdraw assets from any Trust Account immediately following the posting of a Letter of Credit securing the Reinsurer’s obligations hereunder in a face amount equal to the Market Value of the assets to be so withdrawn.
1.5Settlements. Subject to Section 3.5, all settlements of account between the Reinsurer and Aspen shall be made in United States dollars in cash or its equivalent; provided, however, that Ultimate Net Loss shall be settled in the applicable currency in which the amounts underlying such Ultimate Net Loss were paid.
1.6Withdrawal of Assets by Aspen.
(a)Assets in the Funds Withheld Account, any Trust Account, Letters of Credit and any other collateral provided by the Reinsurer may be drawn upon by Aspen (or any successor by operation of law of Aspen, including any liquidator, rehabilitator, receiver or conservator of Aspen) at any time, and shall be utilized and applied by Aspen (or any successor by operation of law of Aspen, including any liquidator, rehabilitator, receiver or conservator of Aspen), without diminution because of insolvency on the part of Aspen or the Reinsurer, only for one or more of the following purposes:
(i)to pay or reimburse Aspen for the Reinsurer’s share of Covered Losses not otherwise paid by the Reinsurer when due;
(ii)to make payment to the Reinsurer of any excess collateral amounts in the event and to the extent that the Reinsurer’s Posted Collateral exceeds the Required Collateral Amount, in accordance with Section 8.7; or
(iii)in the case of assets in any Trust Account or Letters of Credit (1) when Aspen has received notification of the termination of the Trust Account or the termination or non-renewal of the Letter of Credit (as applicable) or (2) in the event of any insolvency, bankruptcy or other similar credit event in respect of the Reinsurer or the Trustee, and when any of the Reinsurer’s obligations under this Agreement remain unliquidated and undischarged ten (10) calendar days prior to the date of such termination or non-renewal or at the time of such insolvency, bankruptcy or other credit event, to fund a segregated account in the name of Aspen in an amount at least equal to such obligations for reinsurance ceded under this Agreement.
(b)Aspen shall deposit in any Trust Account (in the event of a withdrawal from a Trust Account or a draw against a Letter of Credit) or the Funds Withheld Account (in the event of a withdrawal from the Funds Withheld Account), within five (5) Business Days, assets withdrawn from such Trust Account, amounts drawn against any Letters of Credit or amounts drawn from the Funds Withheld Account in excess of all amounts due under Sections 8.6(a)(i) and (ii) or, in the case of Section 8.6(a)(iii), assets that are subsequently determined not to be due. Any such excess amount shall at all times be held by Aspen (or any successor by operation of law of Aspen, including any liquidator, rehabilitator, receiver or conservator of Aspen) in trust for the sole and exclusive benefit of the Reinsurer and be maintained in a segregated account, separate and apart from any assets of Aspen for the sole purpose of funding the payments and reimbursements described in Section 8.6(a). Aspen shall pay interest in cash to the Reinsurer on the amount withdrawn, equal to the actual amount of interest, dividends, and other income earned on the assets in such segregated account.
1.7Withdrawal of Assets by the Reinsurer. Aspen shall (if requested in writing by the Reinsurer) promptly pay to the Reinsurer from the Funds Withheld Account, or the Reinsurer may withdraw assets from any Trust Account or cause any Letters of Credit or other forms of collateral provided by the Reinsurer to be amended or terminated, if, but only to the extent that, the Reinsurer’s Posted Collateral exceeds the Required Collateral Amount as of any date of determination, as determined in accordance with Section 8.3(a), and Aspen shall take such action as is necessary to make such payment to the Reinsurer or to allow the Reinsurer to so withdraw assets or cause any such Letters of Credit or other forms of collateral to be so amended or terminated.
1.8Collateral Termination. Promptly following termination of this Agreement and provided that the Reinsurer has paid any and all amounts due to Aspen, Aspen and the Reinsurer shall take all actions necessary to terminate each Trust Account, each Trust Agreement and any Letters of Credit or other form of collateral provided by the Reinsurer pursuant to this ARTICLE VIII. Further, Aspen shall no longer be obligated to maintain the Funds Withheld Account and any balance therein shall be promptly paid to the Reinsurer.
ARTICLE IX

SALVAGE, SUBROGATION AND THIRD PARTY REINSURANCE
1.1Salvage and Subrogation. The Reinsurer shall be subrogated to all rights of Aspen against any Person who may be legally responsible in damages constituting Covered Losses for which the Reinsurer shall actually pay on or after the Effective Date (but only to the extent of the amount of payment by the Reinsurer).
1.2Expenses. In determining the amount of salvage or subrogation, there shall not be deducted from any amount recovered the out-of-pocket expenses incurred by Aspen in effecting the recovery (which the Parties acknowledge shall be included in Allocated Loss Adjustment Expenses). All amounts recovered in connection with salvage and subrogation pursuant to this Section 9.2, excluding any amounts recovered that are attributable to Claims paid by Aspen prior to the Effective Date or other amounts paid by Aspen prior to the Closing Date and excluded pursuant to Section 2.5(a), shall be referred to as “Recoverables.”
1.3Third Party Reinsurance. For so long as the Administrative Services Agreement remains in effect, the Reinsurer (or the Administrator) shall have the right in accordance with the terms thereof to collect all Third Party Reinsurance Recoverables on behalf of Aspen and to make any payments due or owing by Aspen to any counterparty pursuant to any Third Party Reinsurance Agreement to the extent applicable to Covered Losses. Notwithstanding the foregoing, with respect to any Third Party Reinsurance Agreements and Third Party Reinsurance Recoverables applicable to both the Subject Business and other business of Aspen (“Shared Outward Reinsurance”), the terms of Schedule 9.3 shall apply.
ARTICLE X

ERRORS AND OMISSIONS; REGULATORY MATTERS; COVENANTS
1.1Errors and Omissions. Inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve any Party from any liability which would have attached had such delay, error or omission not occurred, provided that such error or omission is promptly rectified after discovery by an officer of such Party, and provided, further, that the Party making such error or omission or responsible for such delay shall be responsible for any additional liability which attaches as a result. If (a) the failure of any Party to comply with any provision of this Agreement is unintentional or the result of a misunderstanding or oversight and (b) such failure to comply is promptly rectified after discovery, the Parties shall be restored as closely as possible to the positions they would have occupied if no error or oversight had occurred.
1.2Cooperation. Aspen and the Reinsurer shall cooperate with each other in order to accomplish the objectives of this Agreement by furnishing any additional information and executing and delivering any additional documents and taking such other actions as may be reasonably requested by the other to further perfect or evidence the consummation of, or otherwise implement, any transaction contemplated by this Agreement or any other Transaction Agreement, or to aid in the preparation of any regulatory filing or financial statement or original or amended Tax Return; provided, however, that any such additional documents must be reasonably satisfactory to each of the Parties and not impose upon any Party any material liability, risk, obligation, loss, cost or expense not contemplated by this Agreement or the other Transaction Agreements to which it is a party.
1.3Regulatory Matters.
(a)If Aspen or the Reinsurer receives notice of, or otherwise becomes aware of, any written inquiry, investigation, examination, audit, proceeding or action by Governmental Authorities relating to the Subject Business, the Reinsured Policies or the reinsurance provided hereunder, Aspen and the Reinsurer, as applicable, shall promptly notify the other Party thereof to the extent permitted under Applicable Law, whereupon the Parties shall cooperate in good faith to resolve such matter in a mutually satisfactory manner and shall act reasonably in light of the Parties’ respective interests in the matter at issue.
(b)Notwithstanding any other provision in this Agreement or any other Transaction Agreement to the contrary, Aspen shall retain ultimate authority with respect to the handling of all regulatory matters in respect of the Subject Business.
(c)At all times during the term of this Agreement, each of Aspen and the Reinsurer, respectively, agrees that it shall hold and maintain all licenses and authorizations required under Applicable Law to perform its respective obligations under the Transaction Agreements and shall comply in all material respects with all Applicable Law in connection with its performance of such obligations and the Reinsurer shall not (and shall procure that its Affiliates shall not) cause Aspen to breach Applicable Law through the performance of its (or their) obligations under the Administration Services Agreement.
(d)The Parties agree to work together in good faith to amend the terms of the Transaction Agreements to the extent necessary to comply with Applicable Law or other accounting or regulatory requirements applicable to the Parties; provided, subject and without prejudice to the each Party’s obligations under ARTICLE VIII, that neither Party shall be required to materially alter the terms of the transactions (including the amount of collateral to be provided and the delivery of any guarantee, keep-well or similar agreement) contemplated by this Agreement or the other Transaction Agreements in connection with the foregoing.
(e)Prior to the Closing, the Parties agree to cooperate and amend this Agreement and the form of Administration Services Agreement with respect to the approach to: (i) the administration of Claims; and/or (ii) the type or form of collateral and security, in each case, to reflect any requirements of applicable Governmental Authorities (including, without limitation, with respect to step-in rights, termination rights and/or retaining certain assets in the Funds Withheld Account after the Funds Withheld Release Date to comply with localization of assets and/or retention of title requirements of Applicable Law). In connection with any required amendment described in this Section 10.3(e), the Parties shall also make any further amendment to this Agreement or any other Transaction Agreement that would be necessary to achieve the original intent and economic effect of the transactions contemplated hereby and thereby to the greatest extent practicable as if such required amendment was not made (including, for example and without limitation, by amending the interest rate credited to any assets retained in the Funds Withheld Account after the Funds Withheld Release Date to reflect the profit or loss that would have been earned on such retained amounts had they been released on the Funds Withheld Release Date and invested in the Trust Accounts).
1.4Existing Agreements. Aspen shall not amend, waive or terminate the terms of any Reinsured Policy, without the prior written consent of the Reinsurer (such consent not to be unreasonably withheld, delayed or conditioned), except (a) as required by Applicable Law or (b) as would not reasonably be expected to increase the exposure of Aspen under such Reinsured Policy in any material respect or otherwise adversely affect the Reinsurer or the coverage provided hereunder in any material respect.
1.5Reinsurance of Reinsured Policies. Other than existing reinsurance under the Third Party Reinsurance Agreements or any existing reinsurance between two or more of the Aspen entities, Aspen shall not reinsure any Covered Loss or enter into any agreement that would constitute a Third Party Reinsurance Agreement. Aspen will provide the Reinsurer or a designated Affiliate thereof a right of first offer with respect to any reinsurance Aspen seeks to acquire for all or any portion of its risk above the Reinsurer’s Limit.
1.6Commercially Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, between the date of this Agreement and the Closing Date, Aspen and the Reinsurer shall each use their commercially reasonable efforts to promptly obtain from any Governmental Authority any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by such Party or any of its Affiliates in connection with the authorization, execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby, including, as promptly as practicable after the date hereof, making any necessary filings with, or notifications to, such Governmental Authorities; provided, subject and without prejudice to each Party’s obligations under ARTICLE VIII, that no Party shall be required to materially alter the terms of such transactions (including the amount of collateral to be provided and the delivery of any guarantee, keep-well or similar agreement) contemplated by this Agreement or the other Transaction Agreements in connection with the foregoing.
ARTICLE XI

REPRESENTATIONS AND WARRANTIES
1.1Aspen Representations and Warranties. Except as set forth in the disclosure letter delivered by Aspen to the Reinsurer on the date hereof, Aspen Parent represents and warrants to the Reinsurer, as of the date hereof and as of the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specific date) and each of the reinsureds included in the definition of “Aspen” represents and warrants to the Reinsurer, separately and not jointly, and only with respect to such reinsured and not to the other reinsureds that comprise the definition of “Aspen” or the Aspen Parent, as of the date such reinsured executes this Agreement and as of the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specific date) as follows:

(a)Organization, Standing and Corporate Power. Aspen and Aspen Parent are each duly organized, validly existing and in good standing under the laws of their respective jurisdictions of formation, and have all requisite corporate power and authority to carry on the operations of their respective businesses as they are now being conducted. As of the Closing Date, Aspen and Aspen Parent will have obtained all authorizations and approvals required under Applicable Law to perform their respective obligations under the Transaction Agreements.
(b)Authority. Aspen and Aspen Parent have the requisite corporate (or other organizational) power and authority to enter into the Transaction Agreements to which they are a party and to consummate the respective transactions contemplated thereby. The execution and delivery by Aspen and Aspen Parent of the Transaction Agreements to which they are a party and the consummation by Aspen and Aspen Parent of the respective transactions contemplated thereby have been and, with respect to the Transaction Agreements to which they are a party to be executed and delivered at or after Closing, will be, duly authorized by all necessary corporate or other organizational action on the part of Aspen and Aspen Parent. Each of the Transaction Agreements have been or, with respect to the Transaction Agreements to be executed and delivered at or after the Closing, will be, duly executed and delivered by Aspen and Aspen Parent and, assuming the Transaction Agreements constitute valid and binding agreements of the other parties thereto (other than Aspen and Aspen Parent), constitute valid and binding obligations of Aspen and Aspen Parent, enforceable against Aspen and Aspen Parent in accordance with their terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (clauses (i) and (ii) shall be referred to as, the “Enforceability Exceptions”).
(c)No Conflict or Violation. The execution, delivery and performance by Aspen and Aspen Parent of the Transaction Agreements to which they are a party and the consummation of the respective transactions contemplated thereby in accordance with the respective terms and conditions thereof will not (i) violate any provision of the organizational documents of Aspen and Aspen Parent or (ii) violate any material contract, Applicable Law, Order, license or permit to which Aspen or Aspen Parent is a party or otherwise subject in any material respect.
(d)Consents. Subject to the matters referred to in the next sentence, the execution, delivery and performance by Aspen and Aspen Parent of the Transaction Agreements to which they are a party and the consummation of the respective transactions contemplated thereby in accordance with the respective terms and conditions thereof will not contravene any Applicable Law in any material respect. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Authority, other than (a) filing of a Form 20-F, Form 6-K or other applicable form with the U.S. Securities and Exchange Commission; (b) Form D filings with applicable U.S. insurance regulators; (c) consent or non-objection from the UK Prudential Regulation Authority (the “PRA”) and Lloyd’s of London (“Lloyd’s”); and (d) consents, approvals or non-objections as may be required from the Governmental Authorities in Australia, Bermuda, Canada, Singapore and Switzerland, arising out of or in connection with the transaction contemplated by this Agreement, where such approval(s) are required to be obtained by any applicable reinsured included within the definition of “Aspen”, or any other Person is required by or with respect to Aspen or Aspen Parent in connection with the execution and delivery of any Transaction Agreements by Aspen or Aspen Parent, or the consummation by Aspen or Aspen Parent of the transactions contemplated thereby.
(e)Compliance. Aspen and Aspen Parent are in material compliance with each of the following: (i) their respective organizational documents; (ii) all Applicable Law to the extent related to the Reinsured Policies or the Subject Business and (iii) all material permits and licenses issued to them by any Governmental Authority in connection with the Reinsured Policies or the Subject Business.
(f)Brokers. No broker or finder, other than Evercore Partners International LLP (whose fee shall be paid by Aspen), has acted directly or indirectly for Aspen or its Affiliates, and neither Aspen nor any of its Affiliates has incurred any obligation in respect of any broker or finder, which might be entitled to any fee or commission from the Reinsurer or its Affiliates in connection with the transactions contemplated by this Agreement.
(g)Claims Data. To the knowledge of Aspen Parent, the historical claims data made available to the Reinsurer by Aspen Parent and its subsidiaries as regards the Reinsured Policies is accurate in all material respects as of the date indicated. The reserves and other provisions made for claims, benefits and any other liabilities with respect to the Reinsured Policies, whether reported or incurred but not reported, as established or reflected on Aspen’s most recent statutory annual statement and statutory quarterly statement were calculated in all material respects in accordance with (i) statutory accounting principles and generally accepted actuarial principles, in each case consistently applied, (ii) Applicable Law and (iii) otherwise in accordance with the terms of the Reinsured Policies. Aspen Parent has made available to the Reinsurer all information material to the liabilities reinsured hereunder. For the avoidance of doubt, no representation or warranty is made as to the adequacy or sufficiency of reserves as of any date. For the avoidance of doubt, only Aspen Parent is making the representations and warranties set forth in this Section 11.1(g), and no reinsured that comprises the definition of “Aspen” is making, or shall be deemed to be making, the representations and warranties set forth in this Section 11.1(g).
(h)Absence of Certain Changes. Since the Effective Date, (i) the Subject Business has been conducted in all material respects in the ordinary course consistent with past practices and (ii) there has not been any adverse event, change or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the Subject Business or the liabilities reinsured hereunder.
(i)Orders and Proceedings. As of the date hereof, there are no (i) material outstanding Orders relating to the Reinsured Policies or the Subject Business against or involving Aspen, Aspen Parent or any of their assets related to the Reinsured Policies or the Subject Business or (ii) material consent agreements, commitment agreements, capital maintenance or similar written agreements entered into between any Governmental Authority and Aspen or any of its Affiliates that expressly relate to the Reinsured Policies or the Subject Business under which Aspen or any of its Affiliates has any continuing obligations. As of the date hereof, there is no material claim, action, suit, litigation, legal, administrative or arbitration proceeding, regulatory inquiry, investigation or examination relating to the Reinsured Policies or the Subject Business which is pending or threatened against or involving Aspen, Aspen Parent or any of their assets, properties, rights or privileges relating to the Reinsured Policies or the Subject Business that, in each case, challenges or may reasonably be expected to have the effect of preventing or delaying or making unlawful the consummation of the transactions contemplated by the Transaction Agreements.
(j)Reinsured Policies. With respect to each Reinsured Policy, to the knowledge of Aspen and Aspen Parent, (i) the applicable issuing insurance company or entity is not in default under such Reinsured Policy in any material respect and no event has occurred which would create such a default by such company or entity under such Reinsured Policy (it being understood that claims under the Reinsured Policies that are the subject of a good faith dispute shall not constitute defaults under the Reinsured Policies for the purposes of this Section 11.1(j)) and (ii) such Reinsured Policy was issued in compliance in all material respects with

Applicable Law. To the knowledge of Aspen and Aspen Parent, there are no material pending or threatened disputes with respect to the validity of any Reinsured Policy.
(k)Third Party Reinsurance.
(i)As of September 30, 2021, the aggregate value of all Third Party Reinsurance Recoverables was [***], which (A) consisted of [***]for case reserves and [***]for incurred but not reported losses and (B) was calculated in all material respects in accordance with (1) statutory accounting principles and generally accepted actuarial principles, in each case consistently applied, (2) Applicable Law and (3) otherwise in accordance with the terms of the applicable Third Party Reinsurance Agreements. Notwithstanding the foregoing, the Reinsurer acknowledges that none of Aspen or Aspen Parent has made or is making any representation or warranty, express or implied, that [***]of Third Party Reinsurance Recoverables will actually be collected.
(ii)To the knowledge of Aspen and Aspen Parent, other than in regard to net retained line clauses and similar provisions: (A) no Material Third Party Reinsurance Agreement contains any provision under which the reinsurer may terminate such agreement by reason of the transactions contemplated by this Agreement or the agreements contemplated hereby and (B) there has been no separate contract between the applicable ceding company (or its Affiliates) and any other party to such Material Third Party Reinsurance Agreement that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Material Third Party Reinsurance Agreement, other than inuring contracts that are explicitly defined in any such Material Third Party Reinsurance Agreement.
(iii)With respect to each Material Third Party Reinsurance Agreement, to the knowledge of Aspen and Aspen Parent, (A) neither the applicable ceding company (or its Affiliates), on the one hand, nor the reinsurer, on the other, is in default under such Material Third Party Reinsurance Agreement, and no event has occurred which would create a material default or breach by the applicable ceding company (or its Affiliates) under such Material Third Party Reinsurance Agreement, (B) such Material Third Party Reinsurance Agreement is in full force and effect and is valid and enforceable in accordance with its terms subject to the Enforceability Exceptions, and (C) such Material Third Party Reinsurance Agreement complies in all material respects with Applicable Law. To the knowledge of Aspen and Aspen Parent, there are no material pending or threatened disputes with respect to the validity of any Material Third Party Reinsurance Agreement.
(l)[***]
(m)No other Representations or Warranties. Notwithstanding anything contained in this Agreement or the other Transaction Agreements to the contrary, neither Aspen nor any other Person acting on behalf of Aspen has made or is making any other representation or warranty whatsoever, expressly or implied, beyond those expressly made in this Section 11.1. Without limiting the generality of the foregoing, the Reinsurer acknowledges that no representations or warranties are made with respect to any projections, forecasts, or estimates, except to the extent expressly set forth in Section 11.1(g) or Section 11.1(k), that has or may have been made available to the Reinsurer, its Affiliates or any of their respective Representatives.

(n)Exclusive Remedy. The exclusive remedy for misrepresentation or breach of representations and warranties with respect to this Section 11.1 is a claim for indemnification pursuant to ARTICLE XIII. Any claim for indemnification for a breach of representations or warranties shall be made no later than three (3) years following the Closing Date.
1.2Reinsurer Representations and Warranties. The Reinsurer represents and warrants to Aspen as of the date hereof and as of the Closing Date (except for representations and warranties which address matters only as of a specific date, which representations and warranties shall be true and correct as of such specific date) as follows:
(a)Organization, Standing and Corporate Power. The Reinsurer is duly organized, validly existing and in good standing under the laws of Bermuda, and has all requisite corporate power and authority to carry on the operations of its business as it is now being conducted. As of the Closing Date, the Reinsurer will have obtained all authorizations and approvals required under Applicable Law to perform its obligations under the Transaction Agreements.
(b)Authority. The Reinsurer has the requisite corporate power and authority to enter into the Transaction Agreements to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery by the Reinsurer of the respective Transaction Agreements to which it is a party and the consummation by it of the respective transactions contemplated thereby have been and, with respect to the Transaction Agreements to which it is a party to be executed and delivered at or after the Closing, will be, duly authorized by all necessary corporate or other organizational action on the part of the Reinsurer. Each of the Transaction Agreements has been or, with respect to the Transaction Agreements to be executed and delivered at or after the Closing, will be, duly executed and delivered by the Reinsurer and, assuming the Transaction Agreements constitute valid and binding agreements of the other parties thereto (other than the Reinsurer), constitute valid and binding obligations of the Reinsurer, enforceable against the Reinsurer in accordance with their terms, subject to the Enforceability Exceptions.
(c)No Conflict or Violation. The execution, delivery and performance by the Reinsurer of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated thereby in accordance with the respective terms and conditions thereof will not (i) violate any provision of the organizational documents of the Reinsurer, or (ii) violate any material contract, Applicable Law, Order, license or permit to which the Reinsurer is a party or otherwise subject in any material respect.
(d)Consents. Subject to the matters referred to in the next sentence, the execution, delivery and performance by the Reinsurer of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated thereby in accordance with the respective terms and conditions thereof will not contravene any Applicable Law in any material respect. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Authority, other than the Bermuda Monetary Authority, or any other Person is required by or with respect to the Reinsurer in connection with the execution and delivery of the Transaction Agreements by the Reinsurer, or the consummation by the Reinsurer of the transactions contemplated thereby.
(e)Compliance. The Reinsurer is in material compliance with each of the following: (i) its organizational documents, (ii) all Applicable Law and (iii) all material permits and licenses issued to it by any Governmental Authority, except for any non-compliance which would not, individually or in the aggregate, reasonably be expected to impair the ability of the Reinsurer to consummate the transactions contemplated by the Transaction Agreements or perform its obligations thereunder.

(f)Broker. No broker or finder has acted directly or indirectly for the Reinsurer or its Affiliates and the Reinsurer has not incurred any obligation in respect of any broker or finder, which might be entitled to any fee or commission from Aspen or its Affiliates in connection with the transactions contemplated by this Agreement.
(g)No other Representations or Warranties. Notwithstanding anything contained in this Agreement or the other Transaction Agreements to the contrary, neither the Reinsurer nor any other Person acting on behalf of the Reinsurer has made or is making any other representation or warranty whatsoever, expressly or implied, beyond those expressly made in this Section 11.2.
(h)Exclusive Remedy. The exclusive remedy for misrepresentation or breach of representations and warranties with respect to this Section 11.2 is a claim for indemnification pursuant to ARTICLE XIII. Any claim for indemnification for a breach of representations or warranties shall be made no later than three (3) years following the Closing Date.
ARTICLE XII

CLOSING CONDITIONS
1.1Conditions to Reinsurer’s Obligations. The Reinsurer’s obligation to consummate the transactions contemplated by the Transaction Agreements is subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Closing Date of the following conditions:
(a)The representations and warranties of Aspen contained in this Agreement shall be true and correct on the Closing Date (except to the extent that any such representations and warranties are given as of a particular date or relate solely to a particular date or period, in which case such representations and warranties shall be true and correct as of such date or for such period) except as would not have a material adverse effect on the liabilities reinsured hereunder or the ability of Aspen to perform its obligations under this Agreement or the other Transaction Agreements.
(b)Aspen shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Aspen at or prior to the Closing.
(c)The Reinsurer shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Aspen Parent, that each of the conditions set forth in the foregoing clauses (a) and (b) have been satisfied.
(d)There shall be no Order or mandatory requirement of any Governmental Authority restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.
(e)The Reinsurer shall have received the approval of the Bermuda Monetary Authority and any other applicable Governmental Authorities (approval from which is required by Applicable Law) to consummate the transactions contemplated hereby.
(f)The Reinsurer shall have received executed copies of each of the Transaction Agreements to be executed and delivered by Aspen or any Affiliate thereof and such other agreements, documents or instruments as the Reinsurer shall reasonably request from Aspen in connection with the transactions contemplated by this Agreement.

1.2Conditions to Aspen’s Obligations. Aspen’s obligation to consummate the transactions contemplated by the Transaction Agreements is subject to the satisfaction (or waiver, if permissible under Applicable Law) on or prior to the Closing Date of the following conditions:
(a)The representations and warranties of the Reinsurer contained in this Agreement shall be true and correct on the Closing Date (except to the extent that any such representations and warranties are given as of a particular date or relate solely to a particular date or period, in which case such representations and warranties shall be true and correct as of such date or for such period) except as would not have a material adverse effect on the ability of the Reinsurer to perform its obligations under this Agreement or the other Transaction Agreements.
(b)The Reinsurer shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Reinsurer at or prior to the Closing.
(c)Aspen shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of the Reinsurer, that each of the conditions set forth in the foregoing clauses (a) and (b) have been satisfied.
(d)There shall be no Order or mandatory requirement of any Governmental Authority restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.
(e)Aspen (or the applicable reinsured within the definition of “Aspen”) shall have received such consents, approvals and/or non-objections from all of the applicable Governmental Authorities referred to in Section 11.1(d) to consummate the transactions contemplated hereby.
(f)Aspen shall have received executed copies of each of the Transaction Agreements to be executed and delivered by the Reinsurer or any Affiliate thereof and such other agreements, documents or instruments as Aspen shall reasonably request from the Reinsurer in connection with the transactions contemplated by this Agreement.
1.3Alternative Closing Structure. If at any time following the 90th day after the date hereof (a) the Parties have not yet received any required consents, approvals or non-objections with respect to the transactions contemplated by this Agreement from the applicable insurance regulatory authorities in Australia, Canada, Singapore or Switzerland, and (b) the other conditions to Closing have been satisfied or are capable of being satisfied at the Closing, the Parties shall discuss in good faith proceeding with the Closing with respect to the portion of the Subject Business that is not subject to the regulation of the insurance regulatory authority in any such jurisdiction that has not yet provided its consent, approval or non-objection, with such adjustments to the terms of this Agreement to take into account the exclusion of a portion of the Subject Business. If the Parties agree to effect the Closing with respect to a portion of the Subject Business, they shall remain obligated, pursuant to the terms of this Agreement, to pursue one or more additional closings with respect to the excluded portion of the Subject Business on or prior to the Outside Closing Date.
ARTICLE XIII

INDEMNIFICATION
1.1The Reinsurer’s Obligation to Indemnify. The Reinsurer shall indemnify, defend and hold harmless Aspen and its Affiliates and each of their respective directors, officers,

employees, agents, successors and permitted assigns from and against any and all losses, liabilities, claims, expenses (including reasonable attorneys’ fees and expenses) and damages (“Damages”) actually incurred by Aspen to the extent arising from (a) any breach of the representations, warranties, covenants or obligations of the Reinsurer contained in this Agreement and (b) any successful enforcement of this indemnity. Nothing herein shall be construed to require the Reinsurer to indemnify Aspen to the extent any Damages are attributable to any acts or omissions of a Person who is a director, officer, employee, agent, successor or permitted assign of Aspen or any of its Affiliates, Representatives or agents, unless such Person is acting at the express written direction or written request of the Reinsurer (or any of its Affiliates, Representatives or agents). Damages shall not include punitive, exemplary and consequential damages.
1.2Aspen Parent’s Obligation to Indemnify. Aspen Parent shall indemnify, defend and hold harmless the Reinsurer and its Affiliates and each of their respective directors, officers, employees, agents, successors and permitted assigns from and against any and all Damages actually incurred by the Reinsurer to the extent arising from (a) any breach of the representations, warranties, covenants or obligations of Aspen contained in this Agreement, (b) the Excluded Liabilities, and (c) any successful enforcement of this indemnity. Nothing herein shall be construed to require Aspen Parent to indemnify the Reinsurer to the extent any Damages are attributable to any acts or omissions of a Person who is a director, officer, employee, agent, successor or permitted assign of the Reinsurer or any of its Affiliates, Representatives or agents, unless such Person is acting at the express written direction or written request of Aspen Parent (or any of its Affiliates, Representatives or agents). Damages shall not include punitive, exemplary and consequential damages.
ARTICLE XIV

UTMOST GOOD FAITH
1.1Utmost Good Faith and Fair Dealing. The relationship of the Parties with respect to the matters covered by this Agreement shall be in accordance with the principles of utmost good faith and fair dealing; provided, that, notwithstanding anything contained herein or in any other Transaction Agreement to the contrary, each of the Reinsurer, Aspen Parent and Aspen absolutely and irrevocably waives resort to the duty of “utmost good faith” or any similar principle in connection with the negotiation or execution of this Agreement. For the avoidance of doubt, this waiver shall not apply to any such duty as may exist with respect to matters arising, and actions taken, on or after the date hereof.
ARTICLE XV

TAXES
1.1Federal Excise Tax. Aspen will pay all Federal excise tax applicable to the New Reinsurance Premium (including, for purposes of this Section 15.1, any interest credited to the Funds Withheld Account Balance in accordance with Section 3.4), to the extent the New Reinsurance Premium is subject to such excise tax; provided, that notwithstanding anything herein to the contrary, Aspen shall be entitled to deduct from such New Reinsurance Premium an amount equal to fifty percent (50%) of the Federal excise tax applicable to such New Reinsurance Premium up to an amount not to exceed [***]. The parties hereto acknowledge and agree that the amount of the New Reinsurance Premium that is subject to such excise tax shall be determined in accordance with the allocation referenced in Section 3.1(a) hereof.
1.2FATCA and Withholding. The Reinsurer shall provide or otherwise make available to Aspen, on or before the Closing Date, documentation on forms approved by the

United States Internal Revenue Service establishing an exemption from withholding of premium or other amounts payable hereunder in accordance with the United States Internal Revenue Code, including the Foreign Account Tax Compliance Act (“FATCA”), and the Reinsurer shall provide or otherwise make available updated documentation to Aspen upon request therefor. In the event that the Reinsurer fails to do so or ceases to be exempt from withholding in accordance with FATCA, or if withholding is otherwise required by Applicable Law, Aspen shall withhold the applicable percentage of premium or other amount payable hereunder, and the Reinsurer shall allow such withholding. Interest shall not be payable on any amounts withheld in accordance with this Section 15.2, nor shall any such amounts be subject to offset. The Reinsurer agrees to indemnify Aspen for any liability, incurred in whatever form, on account of the Reinsurer’s failure to properly comply with its obligations under FATCA, any other withholding Tax requirement or the provisions of this Section 15.2.
ARTICLE XVI

MISCELLANEOUS PROVISIONS
1.1Notices. Any notice, request, demand, waiver, consent, approval or other communication required or permitted to be given by any Party hereunder shall be in writing and shall be delivered personally, sent by registered or certified mail, postage prepaid, sent by a standard overnight courier of national reputation with written confirmation of delivery or sent by e-mail. Any such notice shall be deemed given when so delivered personally, or if mailed, on the date shown on the receipt therefor, or if sent by overnight courier, on the date shown on the written confirmation of delivery, or if sent by e-mail, at the time of completion of the transmission by the sender and, where transmitted other than on a Business Day or outside of normal hours of the recipient, on the next Business Day of the recipient. Such notices shall be given to the following address:
If to Aspen:
Aspen Insurance Holdings Limited
141 Front Street
Hamilton, HM19
Bermuda
Attn: David Amaro; Group Head of Legal
Email: David.Amaro@Aspen.co

with copies (which shall not constitute notice) to:
Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60603
Attention: Sean Carney; Jennifer Norris
Email: scarney@sidley.com; jnorris@sidley.com

If to the Reinsurer:
Cavello Bay Reinsurance Limited
Windsor Place, 3rd Floor
22 Queen Street
Hamilton, HM11
Bermuda
Attention: Paul J. O’Shea
Email: Paul.OShea@enstargroup.com

with copies (which shall not constitute notice) to:
Hogan Lovells US LLP
1735 Market Street, Suite 2300
Philadelphia, PA 19103-6996
Attention: Robert C. Juelke
Telephone: 267-675-4615
Email: bob.juelke@hoganlovells.com

Each Party may change its notice provisions on fifteen (15) calendar days’ advance notice in writing to the other Party.
1.2Confidentiality; Public Announcements.
(a)The confidentiality agreement entered into by the Parties (or their Affiliates), dated September 10, 2021, shall survive the execution and delivery of this Agreement in accordance with its terms.
(b)The Parties (each, the “Receiving Party”) hereby covenant and agree, each on behalf of itself and on behalf of its Affiliates, that from and after the date hereof, the Receiving Party and its Affiliates will not disclose, give, sell, process, use or otherwise divulge any Confidential Information (as defined below) of the other Party (the “Disclosing Party”) or permit their respective Representatives to do the same, except that each Receiving Party may disclose such Confidential Information or portions thereof (i) if legally compelled to do so or as required in connection with an examination by an insurance regulatory authority, (ii) to the extent necessary for the performance of such Receiving Party’s and its Affiliates’ obligations under this Agreement or under any other Transaction Agreement, (iii) to enforce the rights of such Receiving Party or its Affiliates under this Agreement or under any other Transaction Agreement, (iv) to those of such Receiving Party’s Affiliates, and to their respective Representatives, in each case, who need to know such information for the foregoing purposes, (v) as required under any Applicable Law, (vi) as required by a tax authority to support a position taken on any tax return or (vii) as required by the rules of any stock exchange on which the stock of a Receiving Party’s Affiliate is traded, as applicable. If the Receiving Party or its Affiliates, or any of their respective Representatives, become legally compelled to disclose any Confidential Information (other than as required in connection with an examination by an insurance regulatory authority or as required to a tax authority to support a position taken on any tax return), the Receiving Party shall provide the Disclosing Party with prompt written notice of such requirement (if permitted by Applicable Law) so that the Disclosing Party may seek a protective order or other remedy or waive compliance with this Section 16.2(b). In the event that such protective order or other remedy is not obtained, or the Disclosing Party waives compliance with this Section 16.2(b), the Receiving Party or its Affiliates, as applicable, shall furnish only that portion of Confidential Information which is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that appropriate confidential treatment will be accorded to the Confidential Information.
(c)The Receiving Party, on behalf of itself and on behalf of its Affiliates and their respective Representatives, acknowledges that a breach of its obligations under this Section 16.2 may result in irreparable injury to the Disclosing Party. In the event of the breach by the Receiving Party or any of its Affiliates or their respective Representatives of any of the terms and conditions of this Section 16.2(b), the Disclosing Party shall be entitled to seek equitable relief, including injunctive relief and specific performance, in addition to any other remedies available under this Agreement or otherwise available in equity or at law.

(d)For the purposes of this Agreement, “Confidential Information” means all confidential information (irrespective of the form of such information) of any kind, including any analyses, compilations, data, studies, notes, translations, memoranda or other documents, concerning the Disclosing Party or any of its Affiliates obtained directly or indirectly from the Disclosing Party or any of its Affiliates or Representatives in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, including any information regarding the Subject Business or provisions or terms of this Agreement or the other Transaction Agreements (provided that, notwithstanding the foregoing, each Party may make such disclosures in its filings with the U.S. Securities and Exchange Commission as it believes are required), except information (i) which, at the time of the disclosure, was ascertainable or available to the public (other than as a result of a disclosure directly or indirectly by the Receiving Party or any of its Affiliates or Representatives in breach hereof), (ii) that is or becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or any of its Affiliates or Representatives; provided that, to the knowledge of such Receiving Party, such source was not prohibited from disclosing such information to the Receiving Party by a legal, contractual or fiduciary obligation owed to another Person, (iii) that the Receiving Party can establish is already in its possession or the possession of any of its Affiliates or Representatives (other than information furnished by or on behalf of the Disclosing Party) or (iv) that is independently developed by the Receiving Party or its Affiliates without the use or benefit of any information that would otherwise be Confidential Information.
(e)Each Party acknowledges that where it processes Shared Personal Information under this Agreement it alone determines the purposes and means of such processing as a controller. The Reinsurer hereby acknowledges and agrees that it shall process Shared Personal Information only in connection with the objectives and purposes for which Aspen and the Reinsurer have entered into this Agreement and/or to comply with Applicable Law. The Reinsurer confirms that it shall process the Shared Personal Information at all times in compliance with Privacy Laws and that it has in place written and up-to-date administrative, organizational, technical and physical safeguards to protect the security, availability, integrity and confidentiality of Shared Personal Information in accordance with Privacy Laws to the extent relevant to this Agreement. Should the Reinsurer learn or have reason to believe that Shared Personal Information has been processed in a manner contrary to Privacy Laws and/or the subject of a personal data breach (collectively, an “Incident”), the Reinsurer, upon learning of such Incident, shall give Aspen immediate written notice of such Incident, and the Reinsurer, at its own expense, shall take immediate action to remedy any such Incident to the extent reasonably required and fully cooperate with Aspen regarding any investigation of the Incident. The Reinsurer shall notify Aspen immediately of any communication or request received by the Reinsurer from a data subject and/or supervisory authority and shall provide such assistance to Aspen as is reasonably required to enable Aspen to respond to such communication or request within the time limits imposed by Privacy Laws. The Reinsurer shall not, by act or omission, cause Aspen to violate any Privacy Laws, notices provided to, or any consents obtained from, data subjects, in each case, in connection with processing Shared Personal Information under this Agreement. The Parties agree that Aspen will not transfer and/or otherwise make available any Personal Information to the Reinsurer until such time as the Parties have entered into standard contractual clauses (or equivalent) to legitimize such international transfers of Personal Information.
(f)Each Party and its respective Affiliates shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated by the Transaction Agreements and shall not issue any such press release or make any such public statement with respect to such matters without the advance approval of the other Parties following such consultation (such approval not to be unreasonably withheld, delayed or conditioned), except as may be required by Applicable Law or by the requirements of any securities exchange; provided that, in the event that any Party is required by Applicable Law or the requirements of any securities exchange to issue any such press release or make any public statement and it is not feasible to obtain the advance approval of the other Parties as required by this Section 16.2(f), the Party that issues such press release or makes such public statement shall provide the other Parties with notice and a copy of such press release or public statement as soon as reasonably practicable thereafter.
1.3Agent. The Agent shall be deemed the agent of each entity that constitutes “Aspen” for purposes of this Agreement and the transactions contemplated hereby, including for purposes of sending or receiving notices required by the terms and conditions of this Agreement.
1.4Entire Agreement. This Agreement (including the exhibits and schedules hereto), the other Transaction Agreements and any other documents delivered pursuant hereto and thereto constitute the entire agreement among the Parties and their respective Affiliates with respect to the subject matter hereof and thereof and supersede all prior negotiations, discussions, writings, agreements and understandings, oral and written, among the Parties with respect to the subject matter hereof and thereof.
1.5Waiver and Amendment. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by an instrument in writing signed by the Parties, or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. The failure of any Party to insist on compliance with any obligation contained in this Agreement or to exercise any right or remedy hereunder shall not constitute a waiver of any right or remedy contained herein nor stop any Party from thereafter demanding full and complete compliance nor prevent any Party from exercising such right or remedy in the future. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
1.6Successors and Assigns. The rights and obligations of the Parties under this Agreement shall not be subject to assignment without the prior written consent of the other Parties, and any attempted assignment without the prior written consent of the other Parties shall be invalid ab initio. The terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the successors and permitted assigns of the Parties. Notwithstanding the foregoing, the Reinsurer shall have the right to reinsure or otherwise share the losses reinsured hereunder, solely with the consent of Aspen (other than with respect to reinsurance to or sharing with affiliates of the Reinsurer), which consent shall not be unreasonably withheld, conditioned or delayed and provided that in no way shall such reinsurance or other sharing of losses lessen or in any way diminish the Reinsurer’s obligations to Aspen hereunder.
1.7Headings. The headings and table of contents of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.
1.8Governing Law; Specific Performance.
(a)This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to such state’s principles of conflict of laws that could compel the application of the laws of another jurisdiction.
(b)Notwithstanding any other provision to the contrary herein, each Party acknowledges that the breach of certain obligations may cause irreparable injury and damages, which may be difficult to ascertain. Without regard to paragraph (a) above, each Party immediately shall be entitled to seek injunctive relief with respect to such breaches by the other Parties and without the requirement of posting a bond. This provision shall not in any way limit such other remedies as may be available to any Party at law or in equity.
1.9Service of Suit.
(a)In the event of the failure of Aspen or Aspen Parent to perform their respective obligations hereunder, they, at the request of the Reinsurer, shall submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Section 16.9 constitutes or should be understood to constitute a waiver of Aspen’s or Aspen Parent’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or any state in the United States. Aspen and Aspen Parent, once the appropriate court is selected, whether such court is the one originally chosen by the Reinsurer and accepted by Aspen or Aspen Parent, as applicable, or is determined by removal, transfer, or otherwise, as provided for above, shall comply with all requirements necessary to give said court jurisdiction and, in any suit instituted against Aspen or Aspen Parent, as applicable, under this Agreement, shall abide by the final decision of such court or of any appellate court in the event of an appeal.
(b)Unless Aspen or Aspen Parent designates a different party in writing, service of process in such suit may be made upon Aspen Parent at Aspen Specialty Insurance Company, 400 Capital Boulevard, Rocky Hill, CT 06067, United States of America, which is hereby authorized and directed to accept service of process on behalf of Aspen and Aspen Parent in any such suit.
(c)In the event of the failure of the Reinsurer to perform its obligations hereunder, the Reinsurer, at the request of Aspen, shall submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this Article constitutes or should be understood to constitute a waiver of the Reinsurer’s rights to commence an action in any court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another court as permitted by the laws of the United States or any state in the United States. The Reinsurer, once the appropriate court is selected, whether such court is the one originally chosen by Aspen and accepted by the Reinsurer or is determined by removal, transfer, or otherwise, as provided for above, shall comply with all requirements necessary to give said court jurisdiction and, in any suit instituted against the Reinsurer under this Agreement, shall abide by the final decision of such court or of any appellate court in the event of an appeal.
(d)Unless the Reinsurer designates a different party in writing, service of process in such suit may be made upon Enstar (US) Inc., 411 Fifth Avenue, Fl. 5, New York, NY 10016, Attention: Senior Vice President, Legal Director US, which is hereby authorized and directed to accept service of process on behalf of the Reinsurer in any such suit.
(e)Further, pursuant to any statute of any State, Territory or District of the United States which makes provision therefor, the Reinsurer hereby designates the Superintendent, Commissioner or the Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as its true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of Aspen or any beneficiary hereunder arising out of this Agreement and hereby designates the above-named entity as the entity to whom the said officer is authorized to mail such process or a true copy thereof; provided that process is concurrently served upon the Reinsurer in accordance with Section 16.9(d).

1.10No Third Party Beneficiaries. Nothing in this Agreement is intended or shall be construed to give any Person, other than the Parties, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.
1.11Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument binding upon all of the Parties notwithstanding the fact that all Parties are not signatory to the original or the same counterpart. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the Parties. Each counterpart may be delivered by facsimile or electronic transmission, which transmission shall be deemed delivery of an originally executed document.
1.12Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. If any provision of this Agreement is so broad as to be unenforceable, that provision shall be interpreted to be only so broad as is enforceable. In the event of such invalidity or unenforceability of any term or provision of this Agreement, the Parties shall use their commercially reasonable efforts to reform such terms or provisions to carry out the commercial intent of the Parties as reflected herein, while curing the circumstance giving rise to the invalidity or unenforceability of such term or provision.
1.13Offset. The Reinsurer may offset any amount due to the Aspen Parent and any reinsured included in the definition of “Aspen” under this Agreement against any amounts owed or alleged to be owed from the Aspen Parent or such reinsured included in the definition of “Aspen” under this Agreement, but only against amounts owed or allegedly owed from such specific entity. For the avoidance of doubt, the Reinsurer shall not be permitted to offset an amount due to one reinsured included in the definition of “Aspen” under this Agreement against any amounts owed or allegedly to be owed from a different reinsured included in the definition of “Aspen” or the Aspen Parent. Each of the Aspen Parent and each reinsured included in the definition of “Aspen” may offset any amount due to the Reinsurer under this Agreement against any amounts owed or alleged to be owed from the Reinsurer under this Agreement, but only against amounts owed or allegedly owed to such specific entity. To the maximum extent permitted by Applicable Law, this Section 16.13 shall apply notwithstanding the insolvency, liquidation, rehabilitation, conservation, supervision or similar proceeding by or against any Party or any Party’s Affiliates.
1.14Currency. Subject to Sections 3.5 and 8.5 and except as otherwise required hereby, all financial data required to be provided pursuant to the terms of this Agreement shall be expressed in United States dollars. Subject to Sections 3.5, 4.4 and 8.5 and except as otherwise required hereby, all payments and all settlements of account between the Parties shall be in United States currency unless otherwise agreed by the Parties. For purposes of determining the erosion of the Reinsurer’s Limit and the Reinsurer’s Remaining Limit hereunder, Ultimate Net Loss paid by the Reinsurer under this Agreement in currencies other than United States dollars shall be converted into United States dollars using the applicable exchange rate used on the books and records of Aspen in the ordinary course of business at the time of such payment.
1.15Interpretation. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, exhibits and schedules are references to the Articles, Sections, paragraphs, exhibits and schedules of or to this Agreement, unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the exhibits and schedules hereto; (d) references to “$” shall mean United States dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) except as otherwise provided herein, references to “written” or “in writing” include in electronic form; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (i) a reference to any Person includes such Person’s successors and permitted assigns; (j) a reference to an agreement or other document includes amendments to or restatements of such agreement or other document; (k) any reference to “days” means calendar days unless Business Days are expressly specified; and (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. This Agreement shall take precedence over any exhibits or schedules hereto, to the extent of any conflict.
1.16Execution. Aspen Parent shall hereby execute this Agreement on behalf of itself and on behalf of Aspen, it being understood that each reinsured included in the definition of “Aspen” will be, and is, party to this Agreement and shall execute this Agreement promptly after the date hereof.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives, all as of the date first written above.

ASPEN INSURANCE HOLDINGS LIMITED

By: /s/ Mark Cloutier_______________________
Name:     Mark Cloutier
Title:     Group Chief Executive Officer
[Signature Page to Amended and Restated Reinsurance Agreement]

ASPEN INSURANCE UK LIMITED

By: /s/ Richard Milner_______________________
Name:    Richard Milner
Title:    Chief Executive Officer

[Signature Page to Amended and Restated Reinsurance Agreement]

ASPEN MANAGING AGENCY LIMITED for and on behalf of the UNDERWRITING MEMBER(S) OF LLOYD’S SYNDICATE 4711

By: /s/ Richard Milner_______________________
Name:    Richard Milner
Title:    Chief Executive Officer
[Signature Page to Amended and Restated Reinsurance Agreement]

ASPEN BERMUDA LIMITED

By: /s/ Mark Pickering_______________________
Name:    Mark Pickering
Title:    Chief Executive Officer
[Signature Page to Amended and Restated Reinsurance Agreement]

ASPEN AMERICAN INSURANCE COMPANY

By: /s/ Tim Kenefick_______________________
Name:    Tim Kenefick
Title:    Chief Financial Officer
[Signature Page to Amended and Restated Reinsurance Agreement]

ASPEN SPECIALTY INSURANCE COMPANY

By: /s/ Tim Kenefick_______________________
Name:    Tim Kenefick
Title: Chief Financial Officer
[Signature Page to Amended and Restated Reinsurance Agreement]

CAVELLO BAY REINSURANCE LIMITED

By: /s/ Paul C. Bohus_______________________
Name:    Paul C. Bohus
Title: Chief Executive Officer

[Signature Page to Amended and Restated Reinsurance Agreement]

Schedule 1.1
Investment Guidelines
[***]

Schedule 1.2
[***]

Schedule 3.1(a)
Form of Closing Statement
[***]

Schedule 3.5
Reinsurance Premium Currency Allocation
[***]

Schedule 4.1(b)
Interim Administration
[***]

Schedule 9.3
Shared Outward Reinsurance
[***]

EXHIBIT A
Administration and Transition Principles
[***]

EXHIBIT B
Form of Trust Agreement
[***]